Exhibit 2.1

THE HILLMAN COMPANIES, INC.

as the Purchaser

and

H. PAULIN & CO., LIMITED

as the Company

ARRANGEMENT AGREEMENT

December 17, 2012

(i)

(ii)

SCHEDULES

Schedule A – Plan of Arrangement

Schedule B – Arrangement Resolution

Schedule C – Representations and Warranties of the Company

Schedule D – Representations and Warranties of the Purchaser

Schedule E – Form of Officers’ Certificate re: Debt Reduction

Schedule F – Form of Officers’ Certificate re: Debt Limit

Schedule G – Form of Acknowledgment and Release

Schedule H – Key Consents

Schedule I – Term Sheets for Amended & Restated Related Party Leases

(iii)

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of December 17, 2012,

B E T W E E N:

THE HILLMAN COMPANIES, INC., a corporation incorporated under the laws of Delaware

(the “Purchaser”)

- and -

H. PAULIN & CO., LIMITED, a corporation incorporated under the laws of Ontario

(the “Company”).

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings:

“Acknowledgment and Release” means the acknowledgment and release, substantially in the form of Schedule G hereto, to be executed by each Company Option Holder and each holder of the DSUs and RSUs and delivered to the Company on or prior to the date hereof.

“Aquisitionco” means The Hillman Group Canada ULC, a directly or indirectly wholly-owned subsidiary of the Purchaser, being an unlimited liability corporation continued into the Province of British Columbia.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only the Company and/or one or more of its wholly-owned Subsidiaries, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Purchaser (or any affiliate of the Purchaser or any Person acting jointly or in concert with the Purchaser or any affiliate of the Purchaser) after the date of this Agreement relating to: (i) any direct or indirect sale or disposition (or any lease, long-term supply agreement, exclusive license or other arrangement having the same economic effect as a sale), of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries, taken as a whole, or of 20% or more of the voting or equity securities of the Company or any of its Subsidiaries (or rights or interests in such voting or equity securities); (ii) any take-over bid, exchange offer or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of the Company or any of its Subsidiaries; (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or winding up involving the Company or any of its Subsidiaries; or (iv) any other similar transaction or series of transactions involving the Company or any of its Subsidiaries.

“affiliate” has the meaning specified in National Instrument 45-106 – Prospectus and Registration Exemptions.

“Agreement”, “this Agreement”, “the Agreement”, “hereof”, “herein”, “hereto”, “hereby”, “hereunder” and similar expressions mean this arrangement agreement as it may from time to time be amended, restated, replaced, supplemented or novated and includes all schedules to it, including all schedules and exhibits and all instruments supplementing, amending, modifying, restating or otherwise confirming this Agreement, in each case in accordance with the terms hereof, and all references to “Articles”, “Sections”, “Schedules” and “Exhibits” mean and refer to the specified article, section, schedule or exhibit of this Agreement.

“Arrangement” means an arrangement under section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Resolution” means the special resolution of the Class A Shareholders to be considered and, if thought appropriate, passed by the Class A Shareholders by the Required Approval at the Company Meeting, substantially in the form of Schedule B hereto.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required by the OBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.

“Assessment Date” has the meaning specified in Section 4.5(1) (Debt Reduction and Debt Limit).

“associate” has the meaning specified in the Securities Act (Ontario).

“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

“Board” means the board of directors of the Company as constituted from time to time.

“Board Recommendation” has the meaning specified in Section 2.4(2) (The Company Circular).

“Breaching Party” has the meaning specified in Section 4.10(3) (Notice and Cure Provisions).

“Bridge Financing” means the financing to be provided to the Purchaser pursuant to the Commitment Letter.

“Buildings and Fixtures” means all plant, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situate on any of the Owned Properties or Leased Properties.

“Business Day” means any day of the year, other than a Saturday or Sunday or any statutory holiday or any day on which commercial banks are closed for business in either Toronto, Ontario or Cincinnati, Ohio.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

“Change in Recommendation” has the meaning specified in Section 7.2(1)(d)(ii) (Termination for Board actions).

“Class A Shares” means the Class A common shares in the capital of the Company.

“Class A Shareholders” means the registered or beneficial holders of the Class A Shares, as the context requires.

“Collective Agreements” means all collective bargaining agreements or union agreements which impose any current obligations upon the Company and/or any of its Subsidiaries.

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to subsection 7(1) of the Competition Act or his designee, and, when the context so requires, includes his staff at the Competition Bureau.

“Commitment Letter” means that certain commitment and fee letter dated on or about December 17, 2012 to the Purchaser from Barclays Bank PLC and certain of its affiliates.

“Company” means H. Paulin & Co., Limited.

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Class A Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Company to the Purchaser with this Agreement.

“Company Employees” means the employees of the Company and its Subsidiaries.

“Company Filings” means all documents publicly filed under the profile of the Company on the System for Electronic Document Analysis Retrieval (SEDAR) since December 31, 2010.

“Company Financial Statements” means the unaudited condensed interim consolidated financial statements of the Company for the nine (9) months ended September 30, 2012 and September 30, 2011, the unaudited condensed interim consolidated financial statements of the Company for the quarters ended September 30, 2012 and September 30, 2011 and the audited consolidated financial statements of the Company for the years ended December 31, 2011, December 31, 2010 and December 31, 2009.

“Company Meeting” means the special meeting of the Class A Shareholders, including any adjournment or postponement of such special meeting, to be called and held in accordance with the Interim Order to consider and, if thought fit, approve the Arrangement Resolution.

“Company Optionholders” means the holders of the Company Options.

“Company Options” means the outstanding options to purchase Class A Shares issued pursuant to the Company’s Stock Option Plan.

“Competition Act” means the Competition Act (Canada).

“Competition Act Approval” means: (i) the issuance to the Purchaser of an advance ruling certificate by the Commissioner of Competition under subsection 102(1) of the Competition Act to the effect that the Commissioner of Competition is satisfied that he would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under section 92 of the Competition Act with respect to the transactions contemplated by this Agreement; or (ii) (A) the Purchaser shall have received a letter from the Commissioner of Competition, on terms and conditions satisfactory to the Parties, each acting reasonably, indicating that the Commissioner of Competition does not, as of the date of the letter, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement and such advice shall not have been rescinded, and (B) if the transactions contemplated by this Agreement constitute a notifiable transaction pursuant to Part IX of the Competition Act, then the waiting period, including any extension of such waiting period, under section 123 of the Competition Act shall have expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act.

“Confidentiality Agreement” means the confidentiality agreement dated November 28, 2011 between the Company and the Purchaser.

“Consideration” means $27.60 in cash per Class A Share.

“Constating Documents” means articles of incorporation, amalgamation, or continuation, as applicable, by-laws and all amendments to such articles or by-laws.

“Contract” means any agreement, commitment, engagement, contract, franchise, licence or other legally enforceable obligation or undertaking (written or oral) to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

“Court” means the Ontario Superior Court of Justice (Commercial List), or other court as applicable.

“Credit Agreement” means that certain credit agreement dated as of May 28, 2010, as amended and as may be further amended from time to time, among the Purchaser, various affiliates of the Purchaser, various banks and other lending institutions from time to time party thereto, Barclays Bank PLC as Administrative Agent, Issuing Lender (as defined in the Credit Agreement) and Swingline Lender (as defined in the Credit Agreement) and certain other parties thereto.

“Current Assets” means the accounts listed as current assets on the Company Financial Statements computed consistent with GAAP, excluding Income Taxes Refunds Receivable and insurance proceeds or receivable (unless such proceeds or receivables represent a claim for a current asset which has been written off).

“Current Liabilities” means the accounts listed as current liabilities on the Company Financial Statements computed consistent with GAAP, excluding Debt and Income Taxes Payable.

“Data Room” means the material contained in the virtual data room established by the Company as at 5:00 p.m. on December 14, 2012, the index of documents of which is appended to the Company Disclosure Letter, or, in the case of the “Double Eagle Sensitive” index, which has been provided to the Purchaser’s transaction advisor, KPMG LLP.

“Debt” means: (i) all indebtedness of the Company and its Subsidiaries for borrowed money, including obligations with respect to borrowings of commodities, bankers’ acceptances, letters of guarantee or letters of credit; (ii) all indebtedness of the

Company and its Subsidiaries for the deferred purchase price of property or services, including any earn-out payments or contingent purchase price; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company and its Subsidiaries (even though the rights and remedies of the seller or lender under the agreement in the event of default are limited to repossession or sale of that property); (iv) all current liabilities of the Company and its Subsidiaries represented by a note, bond, debenture or other evidence of debt; (v) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases in respect of which the Company and its Subsidiaries is liable as lessee; (vi) the cost of terminating any forward currency contracts of the Company and its Subsidiaries; (vii) guarantees of any of the items in (i) through (v); and (viii) all interest and break, termination or other fees or expenses on the foregoing.

“Debt Target” means $11,000,000 minus any Working Capital Decrease minus Net Income Taxes.

“Depositary” means a bank, trust company or similar entity reasonably acceptable to the Company to be selected and appointed by the Purchaser at its cost.

“Director” means the Director appointed pursuant to section 278 of the OBCA.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“DSUs” means the outstanding deferred stock units issued under the Company’s deferred stock unit plan ratified and amended on October 17, 2012.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Eastern time) on the Effective Date, or such other time on the Effective Date as the Parties agree to in writing before the Effective Date.

“Employee Plans” has the meaning specified in section 33 of Schedule C (Representations and Warranties of the Company).

“Environment” means the natural environment (including soil, land surface or subsurface strata), surface waters, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, and any other environmental medium or natural resource and all sewer systems.

“Environmental Laws” means all Laws and agreements with Governmental Entities relating to public health or the protection of the Environment.

“Exchange” means the Toronto Stock Exchange.

“Fairness Opinion” means the written opinion of Ernst & Young LLP delivered to the Special Committee and the Board to the effect that, as of the date of such opinion subject to the assumptions and limitations set out therein, the Consideration to be received under the Arrangement by the Class A Shareholders is fair, from a financial point of view, to such holders.

“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Financing Parties” means the lenders, underwriters, arrangers, initial purchasers or placement agents in connection with the Bridge Financing.

“FIRPTA Affidavit” means the affidavit issued by Paulin Industries Inc. pursuant to U.S. Treasury Regulation § 1.897-2(h)(1) and provided by the Company to the Purchaser in connection with the sale by the Company of the shares of Paulin Industries Inc. to The Hillman Group, Inc., certifying that the Company’s interest in Paulin Industries Inc. is not a “United States real property interest” within the meaning of Section 897(c)(1) of the United States Internal Revenue Code of 1986, as amended.

“GAAP” means generally accepted accounting principles as set out in the Canadian Institute of Chartered Accountants Handbook – Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards, at the relevant time, applied on a basis consistent with the preparation of the year-end audited Company Financial Statements.

“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) for greater certainty any stock exchange.

“Income Taxes Payable” means the income taxes payable by the Company and its Subsidiaries computed consistent with GAAP.

“Income Taxes Refunds Receivable” means the income taxes refunds receivable by the Company and its Subsidiaries computed consistent with GAAP.

“Intellectual Property” means domestic and foreign: (i) patents and patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) industrial designs; (v) trade names, business names, corporate names, internet domain names, internet website names, common law trade-marks, trade-mark registrations, trade-mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; and (vi) Software.

“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.

“Key Consents” means the consents listed on Schedule H (Key Consents).

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including the Exchange), and the term “applicable” with respect to such Laws (including Environmental Laws) and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities.

“Leased Properties” has the meaning specified in section 26 of Schedule C (Representations and Warranties of the Company).

“Leases” means the leases of the Leased Properties described in section 26 of Schedule C (Representations and Warranties of the Company).

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachment, option, right of first refusal or first offer, occupancy right, assignment, lien (statutory or otherwise), or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Matching Period” has the meaning specified in Section 5.3(1)(c) (Right to Match).

“Material Adverse Effect” means any change, event, occurrence, effect or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects or circumstances, is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, capitalization, financial condition, liabilities (contingent or otherwise) of the Company and its Subsidiaries, taken as a whole, or materially impairs or delays, or could reasonably be expected to materially impair or delay, the performance by the Company of its obligations under this Agreement or impair or delay the Company’s ability to consummate the Arrangement by the Outside Date, except any such change, event, occurrence, effect, or circumstance resulting from or arising in connection with:

(a)	the announcement of the execution of this Agreement, the Support Agreements or the Arrangement or the performance by the Company of its obligations hereunder;

(b)	any change affecting the industries in which the Company and its Subsidiaries operate;

(c)	any change in global, national or regional political conditions (including any change in government or the outbreak, threat or escalation of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets;

(d)	any adoption, proposal, implementation or change in Law or any interpretation of Law by any Governmental Entity;

(e)	any change in GAAP;

(f)	any natural disaster;

(g)	any change in currency exchange rates;

(h)	any action taken by the Company or any of its Subsidiaries which is required to be taken pursuant to this Agreement; or

(i)	any actions taken (or omitted to be taken) upon the request of the Purchaser;

provided, however, that:

(A)	with respect to clauses (b) through to and including (g), such matter does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industries and geographic regions in which the Company and/or its Subsidiaries operate; and

(B)	references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a “Material Adverse Effect” has occurred.

“Material Contract” means any Contract: (i) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect; (ii) relating directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness for borrowed money; (iii) restricting the incurrence of indebtedness by the Company or any of its Subsidiaries (including by requiring the granting of an equal and rateable Lien) or the incurrence of any Liens on any properties or assets of the Company or any of its Subsidiaries, or restricting the payment of dividends by the Company; (iv) under which the Company or any of its Subsidiaries is obligated to make or expects to receive payments in excess of $500,000 over the remaining term; (v) providing for the establishment, investment in, organization or formation of any joint venture, limited liability company or partnership involving the Company and/or its Subsidiaries; (vi) that creates an exclusive dealing arrangement or right of first offer or refusal; (vii) that is a Collective Agreement; (viii) providing for severance (other than any Contract which is terminable upon reasonable notice in accordance with Law or pursuant to any implied term) or change in control payments; (ix) providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property (including equity interests) or asset where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $500,000; (x) that limits or restricts (A) the ability of the Company or any Subsidiary to engage in any line of business or carry on business in any geographic area, or (B) the scope of Persons to whom the Company or any of its Subsidiaries may sell products or deliver services; (xi) that is made out of the Ordinary Course; or (xii) that is otherwise material to the Company and its Subsidiaries, taken as a whole; and includes each of the Contracts listed in section 25(a) of the Company Disclosure Letter.

“MI 61-101” means Multilateral Instrument 61-101 - Protection of Minority Shareholders in Special Transactions.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

“Net Income Taxes” means Income Taxes Payable minus Income Taxes Refunds Receivable, determined as of the Assessment Date without giving effect to the transactions contemplated by this Agreement; provided that, for the purposes of this Agreement, if Income Taxes Refunds Receivable are greater than Income Taxes Payable, Net Income Taxes shall be deemed to equal zero dollars ($0).

“OBCA” means the Business Corporations Act (Ontario).

“officer” has the meaning specified in the Securities Act (Ontario).

“Officers’ Certificate re: Debt Limit” has the meaning specified in Section 4.5(5) (Debt Reduction and Debt Limit), and is substantially in the form of Schedule F hereto.

“Officers’ Certificate re: Debt Reduction” has the meaning specified in Section 4.5(2) (Debt Reduction and Debt Limit), and is substantially in the form of Schedule E hereto.

“Ordinary Course” means, with respect to an action taken by the Company, that such action is consistent with the past practices of the Company and is taken in the ordinary course of the normal day to day operations of the business of the Company.

“Outside Date” means March 28, 2013 or such later date as may be agreed to in writing by the Parties.

“Owned Properties” means the lands and premises listed and described in section 26(a) of the Company Disclosure Letter.

“Parties” means the Company and the Purchaser and “Party” means any one of them.

“Permitted Liens” means, in respect of the Company or any of its Subsidiaries, any one or more of the following:

(a)	Liens for Taxes which are not delinquent or are being contested in good faith;

(b)	inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the assets, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any assets or in respect of which adequate holdbacks are being maintained as required by Law;

(c)	inchoate Liens incurred or pledges or deposits made in the Ordinary Course to secure obligations under workers’ compensation Laws, unemployment insurance Laws or similar legislation provided that same are not then enforceable;

(d)	deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases or statutory obligations, or surety and appeal bonds, letters of credit, performance bonds and other obligations of a like nature incurred in the Ordinary Course consistent with past practice provided that same are not then enforceable;

(e)	in respect of Real Property:

(i)	all Liens registered against title to any of the Real Property, including encroachment agreements, restrictive covenants, survey exceptions, reciprocal easement agreements and other Liens registered against title to any Real Property;

(ii)	title defects or irregularities which do not materially impair the use of the Owned Property concerned for the purpose for which it is being held;

(iii)	permits, easements, reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, or other similar utilities which do not materially impair the current use of such Real Property;

(iv)	all subsisting restrictions, exceptions, reservations, limitations, provisos and conditions expressed in any grants for the Crown and any statutory limitations, exceptions reservations and qualifications on Real Property; and

(v)	subdivision agreements, site plan control agreements, development agreements, servicing agreements, cost sharing, reciprocal and other similar agreements with municipal and other Governmental Entities affecting the development, servicing or use of Real Property;

(f)	letters of credit and deposits given to a public utility or any municipality or Governmental Entity or other public authority when required by such public utility, municipality or Governmental Entity or other public authority in connection with the operation of the business or the ownership of Real Property;

(g)	facility, cost sharing, servicing, reciprocal or other similar agreements related to the use and/or operation of Real Property or personal property, provided the same are complied with in all material respects;

(h)	the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of the Company or any of its Subsidiaries, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition of their continuance;

(i)	Liens listed in section 1.1 (Permitted Liens) of the Company Disclosure Letter; and

(j)	any amendment, extension, replacement or renewal of any of the foregoing.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule A hereto and subject to any amendments or variations thereto made in accordance the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Pre-Acquisition Reorganization” has the meaning specified in Section 4.7 (Pre-Acquisition Reorganization).

“Purchaser” means The Hillman Companies, Inc.

“Purchaser Material Adverse Effect” means either:

(a)	the occurrence of any material adverse effect upon the business, operations, assets, condition (financial or otherwise) or liabilities (contingent or otherwise) of the Purchaser or any of its Subsidiaries, taken as a whole, or a material impairment of the rights and remedies of the lenders under the Credit Agreement and any finance document related thereto, that is determined (and communicated to the Company in writing) by the applicable lender(s) to constitute a “Material Adverse Effect” under the Credit Agreement and results in the Term Loan not being available to the Purchaser to partially fund its obligations under the Arrangement; or

(b)	the occurrence of any event, change, effect, development, circumstance or condition that the Arranger (as defined in the Commitment Letter) determines has caused or could reasonably be expected to cause a material adverse change in or affecting the business, general affairs, assets, liabilities, operations, condition (financial or otherwise), or results of operations of the Purchaser and its subsidiaries taken as a whole (on a pro forma basis giving effect to the Arrangement), and that results in the Bridge Financing not being available to the Purchaser to partially fund its obligations under the Arrangement.

“Real Property” means Owned Properties or Leased Properties.

“Regulatory Approvals” means: (i) the Competition Act Approval; (ii) those sanctions, rulings, consents, waivers, orders, exemptions, permits and other approvals of any Governmental Entity or stock exchange, and the lapse (without objection), exemption or waiver of a prescribed time under any Law that states that a transaction may not be implemented until after a prescribed time lapses following the giving of notice or supply of information or documents, set forth in section 1.1 (Regulatory Approvals) of the Company Disclosure Letter; (iii) the Interim Order; and (iv) the Final Order.

“Related Party Leases” means the Leases in respect of the following Leased Properties:

(a)	55/61 Milne Avenue, Scarborough, ON;

(b)	44 Milne Avenue, Scarborough, ON; and

(c)	470 Harrop Drive, Milton, ON.

“Representative” has the meaning specified in Section 5.1(1) (Non-Solicitation).

“Required Approval” has the meaning specified in Section 2.2(b) (Interim Order).

“RSUs” means the outstanding restricted stock units issued under the Company’s restricted stock unit plan ratified and amended on October 17, 2012.

“Securities Authority” means the Ontario Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada.

“Securities Laws” means the Securities Act (Ontario) and any other applicable provincial securities Laws.

“Software” means computer software and programs (both source code and object code form), owned by the Company and material to the operation of the Company’s business, as presently conducted.

“Special Committee” means the special committee of independent members of the Board formed in connection with the proposal to effect the transactions contemplated by this Agreement.

“Stock Option Plan” means the Company’s amended and restated stock option plan, approved at the meeting of the Class A Shareholders held on May 26, 2010.

“Subsidiary” has the meaning specified in National Instrument 45-106 - Prospectus and Registration Exemption.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal from a Person who is an arm’s length third party to acquire not less than all of the outstanding Class A Shares or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis that: (a) in respect of which, each of the Special Committee and the Board determines, in its good faith judgment, complies with Securities Laws, did not result from or involve a breach of Article 5 and is reasonably capable of being completed without undue delay, taking into account, all financial, legal, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal; (b) is not subject to any financing condition and in respect of which adequate arrangements have been made to ensure that the required funds will be available to effect payment in full for all of the Class A Shares; (c) is not subject to any due diligence or access condition; and (d) in respect of which, each of the Special Committee and the Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition

Proposal and the party making such Acquisition Proposal, would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction in which the financial value of the consideration offered to the Class A Shareholders is greater than the financial value of the consideration offered to the Class A Shareholders pursuant to the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Purchaser pursuant to Section 5.3(3) (Right to Match)).

“Superior Proposal Notice” has the meaning specified in Section 5.3(1)(b) (Right to Match).

“Support Agreements” means the support agreements in favour of the Purchaser executed contemporaneously herewith by certain Class A Shareholders.

“Tax Act” means the Income Tax Act (Canada).

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

“Taxes” means: (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

“Technology” has the meaning specified in section 28 of Schedule C (Representations and Warranties of the Company).

“Term Loan” means the loan to be provided to the Purchaser pursuant to a joinder agreement dated as of November 7, 2012, which is subject to the terms of the Credit Agreement.

“Terminating Party” has the meaning specified in Section 4.10(3) (Notice and Cure Provisions).

“Termination Fee” has the meaning specified in Section 8.2 (Termination Fee).

“Termination Fee Event” has the meaning specified in Section 8.2 (Termination Fee).

“Termination Notice” has the meaning specified in Section 4.10(3) (Notice and Cure Provisions).

“Transaction Expenses” means: (i) the fees and expenses of legal counsel, investment bankers, accountants and other advisors (including any representatives of legal counsel, investment bankers, accountants or other advisors) incurred by the Company on or after September 1, 2012 in connection with the Arrangement; and (ii) any change of control bonus, transaction bonus, discretionary bonus, “stay put” or other compensatory payments to be made to the Company Employees or the employees of any of the Company’s affiliates as a result of entering into the Agreement or the completion of the Arrangement or at the discretion of the Company, in each case, that have been paid by the Company on or prior to the Effective Time or that are paid or payable by the Company after the Effective Time, as more particularly described in section 1.1 (Transaction Expenses) of the Company Disclosure Letter.

“Transaction Personal Information” has the meaning ascribed in Section 8.8 (Privacy).

“Working Capital” means, at any time and from time to time, Current Assets minus Current Liabilities computed consistent with GAAP on a year-end basis (ie., require a hard close or the closest approximation thereof), without giving effect to the transactions contemplated by this Agreement.

“Working Capital Decrease” means, should Working Capital as of the Assessment Date be less than Working Capital as at August 31, 2012 (for greater certainty, acknowledged and agreed as being $70,531,000), the amount representing the difference between: (i) Working Capital as at August 31, 2012; and (ii) Working Capital as at the Assessment Date.

Section 1.2 Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(1)	Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. Unless otherwise specified, all references to dollars or to $ are references to Canadian dollars.

(3)	Gender and Number. The use of words in the singular or the plural or referring to a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or as the context otherwise permits.

(4)	Certain Phrases and References, etc. The words “including”, “includes” and “include” mean “including (or includes or include) without limitation,” and “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of.”

(5)	Capitalized Terms. All capitalized terms used in any Schedule have the meanings ascribed to them in this Agreement.

(6)	Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it is deemed to refer to the knowledge of Richard Paulin, Jeff Jonsohn and Murray Mateyk. The Company confirms that it has made due and diligent inquiry of such Persons as it considers necessary as to the matters that are the subject of the representations and warranties.

(7)	Accounting Terms. All accounting terms are to be interpreted in accordance with GAAP and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with GAAP.

(8)	Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it having the force of law, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(9)	Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 5:00 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 5:00 p.m. on the next Business Day if the last day of the period is not a Business Day.

(10)	Time References. References to time are to local time, Toronto, Ontario.

(11)	Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Company, each such provision shall be construed as a covenant by the Company to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action. To the extent any covenants or agreements relate, directly or indirectly, to Acquisitionco, each such provision shall be construed as a covenant by the Purchaser to cause (to the fullest extent to which it is legally capable) Acquisitionco to perform the required action.

Section 1.3 Schedules

(1)	The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

(2)	The Company Disclosure Letter and all information contained therein is confidential information and may not be disclosed unless: (i) it is required to be disclosed pursuant to Law unless or to the extent such Law permits the Parties to redact or refrain from disclosing the information for confidentiality or other purposes; or (ii) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

ARTICLE 2

THE ARRANGEMENT

Section 2.1 Arrangement

The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.

Section 2.2 Interim Order

As soon as reasonably practicable after the date of this Agreement, but in any event on or before January 10, 2013 the Company shall apply, pursuant to section 182 of the OBCA, prepare, file and diligently pursue an application for the Interim Order, which must request that the Interim Order provide, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)	that the required level of approval (the “Required Approval”) for the Arrangement Resolution shall be:

(i)	66 2/3% of the votes cast on the Arrangement Resolution by Class A Shareholders present in person or represented by proxy at the Company Meeting; and

(ii)	a majority of the votes attached to Class A Shares held by Class A Shareholders present in person or represented by proxy at the Company Meeting excluding for this purpose votes attached to Class A Shares held by persons described in items (a) through (d) of section 8.1(2) of MI 61-101;

(c)	that the terms, restrictions and conditions of the Company’s Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(d)	for the grant of the Dissent Rights to those Class A Shareholders who are registered Class A Shareholders;

(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(g)	that the record date for the Class A Shareholders entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) of the Company Meeting, unless required by Law; and

(h)	for such other matters as the Purchaser may reasonably require.

Section 2.3 The Company Meeting

Subject to receipt of the Interim Order, the Company shall:

(a)	convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s Constating Documents and Law on or before February 28, 2013 and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Purchaser, except:

(i)	in the case of an adjournment, as required for quorum purposes; or

(ii)	as required or permitted under Section 2.3(k) (The Company Meeting), Section 4.10(3) (Notice and Cure Provisions) or Section 5.3(1) (Right to Match); or

(iii)	as required by a Governmental Entity or Law;

(b)	use commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Class A Shareholder that is inconsistent with the Arrangement, including, if so requested by the Purchaser, acting reasonably, at the Purchaser’s sole cost, using dealer and proxy solicitation services firms and cooperating with any Persons engaged by the Purchaser to solicit proxies in favour of the approval of the Arrangement Resolution;

(c)	provide the Purchaser with copies of or access to information regarding the Company Meeting generated by any dealer or proxy solicitation services firm, as reasonably requested from time to time by the Purchaser;

(d)	permit the Purchaser to, on behalf of the management of the Company, directly or through a soliciting dealer, actively solicit proxies in favour of the Arrangement on behalf of management of the Company in compliance with Law and disclose in the Company Circular that the Purchaser may make such solicitations;

(e)	give notice to the Purchaser of the Company Meeting and allow the Purchaser’s representatives and legal counsel to attend the Company Meeting;

(f)	advise the Purchaser, at such times as the Purchaser may reasonably request and at least on a daily basis on each of the last 10 Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;

(g)	promptly advise the Purchaser of any communication (written or oral) received by the Company from any Class A Shareholder in opposition to the Arrangement, written notice of dissent, purported exercise or withdrawal of Dissent Rights, and written communications sent by or on behalf of the Company to any Class A Shareholder exercising or purporting to exercise Dissent Rights;

(h)	not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of the Purchaser;

(i)	not change the record date for the Class A Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting;

(j)	at the request of the Purchaser from time to time, acting reasonably, provide the Purchaser with a list (in both written and electronic form) of: (i) the Class A Shareholders, together with their addresses and respective holdings of Class A Shares; (ii) the names, addresses and holdings of all Persons having rights issued by the Company to acquire Class A Shares (including the Company Optionholders and holders of DSUs and RSUs); and (iii) participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC, and non-objecting beneficial owners of Class A Shares, together with their addresses and respective holdings of Class A Shares. The Company shall from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Class A Shareholders, and lists of securities positions and other assistance as the Purchaser may reasonably request in order to be able to communicate with respect to the Arrangement with the Class A Shareholders and with such other Persons as are entitled to vote on the Arrangement Resolution; and

(k)	at the request of the Purchaser, adjourn or postpone the Company Meeting to a date specified by the Purchaser that is not later than 15 Business Days after the date on which the Company Meeting was originally scheduled and in any event to a date that is not later than five (5) Business Days prior to the Outside Date.

Section 2.4 The Company Circular

(1)	The Company shall promptly prepare and complete, in consultation with the Purchaser, the Company Circular together with any other documents required by Law in connection with the Company Meeting and the Arrangement, and the Company shall, promptly after obtaining the Interim Order, cause the Company Circular and such other documents to be filed and sent to each Class A Shareholder and other Person as required by the Interim Order and Law, in each case so as to permit the Company Meeting to be held by the date specified in Section 2.3(a) (The Company Meeting).

(2)	The Company shall ensure that the Company Circular complies in material respects with Law, does not contain any Misrepresentation and provides the Class A Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, the Company Circular must include: (i) a copy of the Fairness Opinion; (ii) a statement that the Board has received the Fairness Opinion, and has unanimously, after receiving legal and financial advice, determined that the Arrangement Resolution is in the best interests of the Company and recommends that the Class A Shareholders vote in favour of the Arrangement Resolution (the “Board Recommendation”), unless such approval or recommendation has been withdrawn, modified or amended in accordance with the terms of this Agreement; and (iii) a statement that each director and senior officer of the Company intends to vote all of such individual’s Class A Shares in favour of the Arrangement Resolution and against any resolution submitted by a Class A Shareholder that is inconsistent with the Arrangement, all subject to the terms set out in any Support Agreements, executed by such directors and senior officers.

(3)	The Company shall give the Purchaser and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents, and shall give reasonable consideration to any comments made by the Purchaser and its counsel, and agrees that all information relating solely to the Purchaser included in the Company Circular must be in a form and content satisfactory to the Purchaser, acting reasonably.

(4)	The Purchaser shall provide all necessary information concerning the Purchaser and Acquisitionco that is required by Law to be included by the Company in the Company Circular or other related documents to the Company in writing, and shall ensure that such information, when provided, does not contain any Misrepresentation.

(5)

The Purchaser hereby indemnifies and saves harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which the Company, any Subsidiary or any of their respective Representatives may be subject or may suffer as a result of, or arising from, any Misrepresentation or alleged Misrepresentation contained in any information included in the Company Circular that was provided by the Purchaser pursuant to Section 2.4(4), including as a result of any order made, or any inquiry, investigation or proceeding instituted by any Securities Authority or other Governmental Entity based on such a Misrepresentation or alleged Misrepresentation.

(6)	Each Party shall promptly notify the other Party if at any time before the Effective Date, it becomes aware that the Company Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Class A Shareholders and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required.

Section 2.5 Final Order

If the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 182 of the OBCA, as soon as reasonably practicable.

Section 2.6 Court Proceedings

Subject to the terms and conditions hereof, the Purchaser shall, co-operate with, diligently assist in pursuing and consent to the Company seeking the Interim Order and Final Order, including by using commercially reasonable efforts to provide to the Company, on a timely basis, any information required to be supplied by the Purchaser or Acquisitionco in connection therewith. In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

(a)	provide legal counsel to the Purchaser with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable consideration to all such comments;

(b)	provide copies of any notice of appearance, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(c)	ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement;

(d)

subject to compliance with Law, not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Purchaser’s prior written consent (not to be unreasonably withheld or delayed), provided the Purchaser is not required to agree or consent to any increase in or variation in the form of the Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations, or diminishes or limits the Purchaser’s rights, set forth in any such filed or served materials or under this Agreement;

(e)	oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in consultation with, the Purchaser; and

(f)	not object to legal counsel to the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, and not inconsistent with this Agreement, provided the Purchaser advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

Section 2.7 Options and Other Securities

(1)	In connection with the Arrangement, immediately prior to the Effective Time:

(a)	the Company shall cancel each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, and in exchange for such cancellation will pay to the Company Optionholders, subject to Taxes where applicable, an amount equal to the Consideration per Class A Share less the applicable exercise price in respect of such Company Option (for greater certainty, where such amount is negative, neither the Company nor the Purchaser shall be obligated to pay the holder of such Company Option any amount in respect of such Company Option);

(b)	the Company will, where applicable, make the election described in subsection 110(1.1) of the Tax Act and comply in all respects with the requirements of that subsection, in respect of Company Options acquired by the Company for cancellation in connection with the Arrangement and shall provide evidence of such election to the Company Optionholders; and

(c)	the Company shall cancel each DSU and RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, and in exchange for such cancellation will pay to the holders of such securities, subject to Taxes where applicable, an amount equal to the Consideration per Class A Share.

(2)	The Company shall take all reasonable steps necessary or desirable to effect the measures contemplated by this Section 2.7, including the adoption of any plan amendments, obtaining the approval of the Board or a committee thereof and obtaining the Acknowledgments and Releases.

Section 2.8 Articles of Arrangement and Effective Date

(1)	The Company shall file the Articles of Arrangement with the Director within two (2) Business Days of the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions set out in Article 6 (Conditions) (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited by Law, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date), unless another time or date is agreed to in writing by the Parties.

(2)	The Arrangement shall become effective on the Effective Date in the Certificate of Arrangement and set forth in the Plan of Arrangement.

(3)	The closing of the Arrangement will take place at the offices of Goodmans LLP in Toronto, Ontario, or at such other location as may be agreed upon by the Parties.

Section 2.9 Payment of Consideration

The Purchaser shall, following receipt of the Final Order and immediately prior to the filing by the Company of the Articles of Arrangement with the Director, provide the Depositary with sufficient immediately available funds to be held in escrow (the terms and conditions of such escrow to be satisfactory to the Company and the Purchaser, each acting reasonably) to satisfy the aggregate Consideration as provided in the Plan of Arrangement.

Section 2.10 Adjustments to Consideration

If, on or after the date of this Agreement, the Company declares, sets aside or sets a record date for any dividend or other distribution on the Class A Shares that is payable prior to the Effective Time or the Company pays any dividend or other distribution on the Class A Shares prior to the Effective Time (whether in cash, stock or property or any combination thereof): (i) to the extent that the amount of such dividends or distributions per Class A Share does not exceed the applicable Consideration per Class A Share, the applicable Consideration per Class A Share shall be reduced by the amount of such dividends or distributions; and (ii) to the extent that the amount of such dividends or distributions per Class A Share exceeds the applicable Consideration per Class A Share, such excess amount shall be placed in escrow for the account of the Purchaser or another Person designated by the Purchaser.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company

(1)	The Company represents and warrants to the Purchaser as set forth in Schedule C (Representations and Warranties of the Company) and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)	The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Section 3.2 Representations and Warranties of the Purchaser

(1)	The Purchaser represents and warrants to the Company as set forth in Schedule D (Representations and Warranties of the Purchaser) and acknowledges and agrees that the Company is relying upon the representations and warranties in connection with the entering into of this Agreement.

(2)	The representations and warranties of the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4

COVENANTS

Section 4.1 Conduct of Business of the Company

(1)	Except as expressly contemplated or permitted by this Agreement, as required by Law or with the written consent of the Purchaser from the date hereof, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, the Company shall conduct business in the Ordinary Course.

(2)	Without limiting the generality of Section 4.1(1), and without derogating from the obligations of the Company in Section 6.2 (Additional Conditions Precedent to the Obligations of the Purchaser), but subject to Law, the Company shall use its commercially reasonable efforts to preserve intact the current business organization of the Company and maintain good relations with, and the goodwill of, suppliers, customers, landlords, creditors, distributors and all other Persons having business relationships with the Company and, except for transactions involving the Company and one or more of its wholly-owned Subsidiaries or between wholly–owned Subsidiaries of the Company or with the prior written consent of the Purchaser or as set out in the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)	amend its Constating Documents or, in the case of any Subsidiary which is not a corporation, its equivalent organizational documents;

(b)	split, combine or reclassify any shares of its capital stock or amend any term of any outstanding debt security;

(c)	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its capital stock;

(d)	issue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, delivery, sale, pledge or other encumbrance of any shares of its capital stock or other equity or voting interests, or any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of Class A Shares, except for the issuance of Class A Shares issuable upon the exercise of Company Options, DSUs or RSUs, in each case, outstanding on the date hereof on the terms in effect on the date hereof;

(e)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets having a cost per transaction or series of related transactions being in excess of $25,000, or any securities, properties, interests or businesses;

(f)	except as set forth in section 18 of the Company Disclosure Letter, sell, lease, transfer or otherwise dispose of any of its assets except for: (i) assets or inventory which are obsolete and which individually or in the aggregate do not exceed $500,000; or (ii) inventory sold in the Ordinary Course;

(g)	make any capital expenditure or commitment to do so which individually or in the aggregate exceeds $250,000;

(h)	(i) create any Liens on any property of the Company or any of its Subsidiaries; (ii) prepay any long-term Debt before its scheduled maturity; (iii) amend or modify any existing credit facilities; (iv) subject to Section 4.5 (Debt Reduction and Debt Limit), increase, create, incur, assume or otherwise become liable for any Debt other than (A) in connection with the refinancing of Debt outstanding on the date hereof, (B) in connection with advances under the Company’s or any Subsidiary’s existing credit facilities, or (C) Debt entered into in the Ordinary Course;

(i)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person;

(j)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(k)	make any bonus or profit sharing distribution or similar payment of any kind except those already accrued or awarded in the Ordinary Course (other than those included in Transaction Expenses);

(l)	make any change in the Company’s methods of accounting, except as required by concurrent changes in GAAP;

(m)	grant any increase in the rate of wages, salaries, bonuses or other remuneration of any employees, except as reflected in the Transaction Expenses or those already accrued or already awarded in the Ordinary Course;

(n)	(i) adopt, enter into or amend any Employee Plan (other than entering into an employment agreement in the Ordinary Course with a new employee who was not employed by the Company or a Subsidiary on the date of this Agreement); (ii) pay any benefit to any director or officer of the Company or any of its Subsidiaries or to any Company Employee that is not required under the terms of any Employee Plan in effect on the date of this Agreement; (iii) grant, accelerate, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or officer of the Company or any of its Subsidiaries or to any Company Employee other than in the Ordinary Course; (iv) make any material determination under any Employee Plan that is not in the Ordinary Course; or (v) take or propose any action to effect any of the foregoing;

(o)	terminate or suspend any Company Employee where such termination or suspension is without just cause;

(p)	cancel, waive, release, assign, settle or compromise any material claims or rights;

(q)	commence, compromise or settle any litigation, proceeding or governmental investigation relating to the assets or the business of the Company;

(r)	except for Ordinary Course customer contracts, amend or modify, or terminate or waive any right under, any Material Contract or enter into any contract or agreement that would be a Material Contract if in effect on the date hereof;

(s)	except as required by Law, enter into, amend or modify any Collective Agreement;

(t)	except as contemplated in Section 4.11 (Insurance and Indemnification), amend, modify or terminate any material insurance policy of the Company or any Subsidiary in effect on the date of this Agreement;

(u)	grant or commit to grant an exclusive licence or otherwise transfer any Intellectual Property or exclusive rights in or in respect thereto that is material to the Company and its Subsidiaries taken as a whole, other than in the Ordinary Course or to wholly-owned Subsidiaries;

(v)	make, change or revoke any material Tax election or settle or compromise any material Tax liability, or, for greater certainty, take any material Tax position that would reasonably be considered to be aggressive; or

(w)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

(3)	Debt Limit – The Company shall not cause, permit or allow the Debt to exceed $12,000,000 as of the Effective Date.

(4)	Key Consents - The Company shall obtain the Key Consents prior to the Effective Time, on terms acceptable to the Purchaser, acting reasonably.

(5)	Acknowledgment and Release – The Company shall obtain a duly executed Acknowledgment and Release from each Company Option Holder and each holder of the DSUs and RSUs on or prior to the Effective Date.

(6)	Related Party Leases - The Company shall cause the Related Party Leases to be renewed and shall enter into amended and restated Related Party Leases effective as of the Effective Date, all in accordance with the terms sheets attached hereto as Schedule I.

Section 4.2 Regarding the Arrangement

(1)	The Company shall use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under Law to consummate the Arrangement as soon as practicable, including:

(a)	using its commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are required, including the Key Consents: (i) to be obtained under the Material Contracts in connection with the Arrangement; or (ii) in order to maintain the Material Contracts in full force and effect following completion of the Arrangement, in each case, on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any consideration or incur any liability or obligation without the prior written consent of the Purchaser;

(b)	using its commercially reasonable efforts to, on prior written approval of the Purchaser, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(c)	carrying out the terms of the Interim Order and the Final Order applicable to it and complying with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;

(d)	not taking any action, or refraining from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement; and

(e)	using its commercially reasonable efforts to provide the Purchaser with all such information concerning the Company and its Subsidiaries as may be requested by the Purchaser in connection with financings pursued by the Purchaser.

(2)	The Company shall promptly notify the Purchaser of:

(a)	any Material Adverse Effect or any change, effect, event, development, occurrence, circumstance or state of facts which would reasonably be expected to have a Material Adverse Effect;

(b)	any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement or the Arrangement;

(c)	any notice or other communication from any customer alleging a material defect or claim in respect of any products supplied or sold by the Company or its Subsidiaries to such customer;

(d)	any notice or other communication from any Governmental Entity in connection with this Agreement (and the Company shall contemporaneously provide a copy of any such written notice or communication to the Purchaser); or

(e)	any filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company.

Section 4.3 Mutual Covenants Regarding Regulatory Approvals

(1)	As soon as practicable after the date hereof:

(a)	the Purchaser shall file with the Commissioner of Competition a submission in support of a request for an advance ruling certificate under section 102 of the Competition Act; and

(b)	if, in the opinion of the Parties, the transactions contemplated by this Agreement constitute a notifiable transaction pursuant to Part IX of the Competition Act, then, as soon as practicable, each of the Purchaser and the Company shall file its respective part of a filing under Part IX of the Competition Act.

(2)	The Company shall cooperate with the Purchaser in connection with obtaining the Regulatory Approvals including: (i) providing or submitting on a timely basis to the Purchaser, and as promptly as practicable, any and all documentation and information that in the view of the Purchaser or its counsel is required or advisable, in connection with obtaining the Regulatory Approvals and the Purchaser may provide any such documentation or information to the Commissioner of Competition; (ii) promptly notify the Purchaser of any material communication from the Commissioner of Competition, and provide copies, or in the case of oral communications, details thereof to the Purchaser; (iii) as promptly as is practicable respond to all statutory and non-statutory requests for information, documents or data that are made by the Commissioner of Competition, and provide to him all requested non-privileged information, documents and data; and (iv) not make or deliver information, documents, data, any electronic or other correspondence, submissions or filings or participate in any meetings or any material conversations with the Commissioner of Competition in respect of the process relating to obtaining the Competition Act Approval until it consults with the Purchaser and provides copies or advance drafts of any such information, documents, data, electronic or other correspondence, submissions or filings to the Purchaser for its review and reasonable comment and, to the extent not precluded by the Commissioner of Competition, gives the Purchaser the opportunity to attend and participate in any communications or meetings, provided that any competitively sensitive or privileged information will only be provided to outside counsel for the Purchaser on an outside counsel only basis and any relevant materials may be redacted accordingly.

(3)	The Purchaser will use commercially reasonable efforts to obtain the Regulatory Approvals. The Purchaser shall: (i) keep the Company informed as to the status of the processes relating to obtaining the Regulatory Approvals; (ii) promptly notify the Company of any material communication from the Commissioner of Competition and provide copies, or in the case of oral communications, details thereof to the Company; and (iii) not make or deliver any electronic or other correspondence, submissions or filings or participate in any meetings or any material conversations with the Commissioner of Competition in respect of the processes relating to obtaining the Competition Act Approval until it consults with the Company and provides advance drafts of any such correspondence, submissions or filings to the Company for its reasonable comment and, to the extent not precluded by the Commissioner of Competition, gives the Company the opportunity to attend and participate in any communications or meetings, provided that any competitively sensitive or privileged information will only be provided to counsel for the Company on an outside counsel only basis and any relevant materials may be redacted accordingly.

(4)

Nothing in this Agreement requires the Purchaser to: (i) take any steps or actions that would, in its sole discretion, affect the Purchaser or any of its affiliates or related entities’ right to own, use or exploit their businesses, operations or assets, or the businesses, operations and assets of the Company or the Company’s Subsidiaries or related entities; or (ii) negotiate or agree to (A) the sale, divestiture or disposition of any of the businesses, operations or assets of the Purchaser, the Company or any of their affiliates or related entities, (B) any form of behavioral remedy including any interim or permanent hold separate order or any form of undertakings or other restrictions on the businesses, operations or assets of the Purchaser, the Company or any of their affiliates or related entities, or (C) defend any actions, applications, suits or claims brought by a Governmental Entity. The Purchaser will use its commercially reasonable efforts to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement.

(5)	The Purchaser will pay the filing fees incurred in connection with the Competition Act Approval, and each of the Purchaser and the Company shall each pay one-half of any other Regulatory Approvals.

Section 4.4 Transaction Expenses

During the period from September 1, 2012 until the Effective Time, the Company shall not incur, assume or allow the Company or any of its Subsidiaries to pay or become obliged to pay any Transaction Expenses in excess of an aggregate of $2,000,000.

Section 4.5 Debt Reduction and Debt Limit

(1)	The Company shall reduce its Debt such that, as of December 31, 2012 (the “Assessment Date”), the Debt (excluding the first $400,000 included in Debt attributable to the cost of terminating any forward exchange contracts to which the Company or its Subsidiaries are a party) is less than or equal to the Debt Target, but the Company may not achieve the foregoing by managing Working Capital or disposing of the Company’s or any of its Subsidiaries’ assets outside the Ordinary Course during the period from September 1, 2012 until the Assessment Date.

(2)	Following the Assessment Date, the Company shall deliver to the Purchaser a certificate substantially in the form of Schedule E hereto (the “Officers’ Certificate re: Debt Reduction”), executed by each of the President and Chief Financial Officer of the Company, addressed to the Purchaser and dated as of the date thereof confirming the Debt, Income Taxes Payable, Income Taxes Refunds Receivable and Working Capital Decrease (if any) as of the Assessment Date (the “Pre-Closing Amounts”).

(3)	Upon receipt of the Officers’ Certificate re: Debt Reduction, the Purchaser will have five (5) Business Days to review and assess the Pre-Closing Amounts.

(4)	During such review period, the Company shall use its commercially reasonable efforts to promptly provide the Purchaser with any documentation related to the Pre-Closing Amounts that the Purchaser may reasonably request.

(5)	Three (3) Business Days prior to the Effective Date, the Company shall deliver to the Purchaser a certificate substantially in the form of Schedule F hereto (“Officers’ Certificate re: Debt Limit”), executed by each of the President and Chief Financial Officer of the Company, addressed to the Purchaser and dated as of the date thereof confirming that neither the Debt of the Company as of the date thereof nor the estimated Debt of the Company as of the Effective Date will exceed $12,000,000, in each case excluding the first $400,000 of Debt directly attributable to the cost of terminating any forward exchange contracts to which the Company or its Subsidiaries are a party. For the purposes of this Section 4.5(5), Debt of the Company shall exclude indebtedness incurred in connection with costs related to inventory and point of purchase materials directly attributable to the new business conducted between the Company and each of the Home Depot of Canada Inc. (Builders Hardware) and Walmart Canada Corp. (new product lines), up to a maximum of $4,000,000.

Section 4.6 Access to Information; Confidentiality

(1)	Subject to Law, the Company shall give the Purchaser and its Representatives, lenders and potential lenders: (a) upon reasonable notice, reasonable access during normal business hours to its and its Subsidiaries’ (i) premises, (ii) property and assets (including all books and records, whether retained internally or otherwise), (iii) Contracts and Leases, and (iv) senior personnel, so long as the access does not unduly interfere with the Ordinary Course conduct of the business of the Company; and (b) such financial and operating data or other information with respect to the assets or business of the Company as the Purchaser from time to time reasonably requests.

(2)	Investigations made by or on behalf of the Purchaser, whether under this Section 4.6 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the Company in this Agreement.

(3)	The Purchaser (on its behalf and on behalf of Acquisitionco) acknowledges that the Confidentiality Agreement continues to apply and that any information provided under Section 4.6(1) above that is non-public and/or proprietary in nature shall be subject to the terms of the Confidentiality Agreement.

Section 4.7 Pre-Acquisition Reorganization

(1)

The Company agrees that, upon request of the Purchaser, the Company shall use its commercially reasonable efforts to: (a) perform such reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions as the Purchaser may request, acting reasonably (each a “Pre-Acquisition Reorganization”); and (b) cooperate with the Purchaser and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken; provided that any Pre-Acquisition Reorganizations (i) are not prejudicial to the directors, Class A Shareholders (including in respect of Taxes), or the Company or its Subsidiaries in any material respect, (ii) do not result in any breach by the Company or its Subsidiaries of any Law or any existing Material Contract, and (iii) would not reasonably be expected to impede or delay the Purchaser’s ability to perform its obligations hereunder or the consummation of the transactions contemplated herein. The Parties acknowledge and agree that as of the date of this Agreement, no Pre-Acquisition Reorganizations are contemplated by the Purchaser.

(2)	The Purchaser must provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least ten (10) Business Days prior to the Effective Date. Upon receipt of such notice, the Company and the Purchaser shall work cooperatively and use their commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement or the Plan of Arrangement and shall seek to have any such Pre-Acquisition Reorganization made effective as of the last moment of the Business Day ending immediately prior to the Effective Date (but after the Purchaser has waived or confirmed that all of the conditions set out in Section 6.1 (Mutual Conditions Precedent) and Section 6.2 (Additional Conditions Precedent to the Obligations of the Purchaser) have been satisfied).

(3)	The Purchaser agrees that it will be responsible for all costs and expenses associated with any Pre-Acquisition Reorganization to be carried out at its request and shall indemnify and hold harmless the Company from and against all liabilities, losses, damages, claims, costs, expenses, interest awards, judgements and penalties suffered or incurred by it in connection with or as a result of any such Pre-Acquisition Reorganization including, if the Arrangement is not completed, any costs incurred by the Company in order to restore the organizational structure of the Company to a substantially identical structure of the Company as of the date hereof, and that any Pre-Acquisition Reorganization will not be considered in determining whether a representation or warranty of the Company under this Agreement has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under a Contract).

Section 4.8 Public Communications

The Parties shall co-operate in the preparation of presentations, if any, to Class A Shareholders regarding the Arrangement. A Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement (except at the Company Meeting) without the consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Company must not make any filing with any Governmental Entity with respect to this Agreement or the Arrangement without the consent of the Purchaser (which consent shall not be unreasonably withheld or delayed); provided that any Party that is required to make disclosure by Law shall use its commercially reasonable efforts to give the other Party prior oral or written notice and a reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing). The Party making such disclosure shall give reasonable consideration to any comments made by the other Party or its counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing.

Section 4.9 Cooperation re: Purchaser Financing

(1)	As soon as reasonably practicable, the Company shall provide to the Purchaser and shall cause its officers and employees, and shall use reasonable best efforts to cause its advisors, to provide to the Purchaser such cooperation as may be reasonably requested by the Purchaser and is generally customary for debt financings of the type contemplated by the Commitment Letter in connection with arranging and obtaining the Bridge Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company), including using commercially reasonable efforts in connection with:

(a)	participating in a reasonable number of meetings, drafting sessions, road show presentations, bank presentations, rating agency presentations and due diligence sessions at times and locations to be mutually agreed and after reasonable notice;

(b)	furnishing as promptly as reasonably practicable to the Purchaser and the Financing Parties historical financial and other pertinent information and business projections regarding the Company and its Subsidiaries within the Company’s possession as may be reasonably requested by the Purchaser;

(c)	assisting with the preparation of offering and syndication documents, including authorization letters, prospectuses, private placement memoranda, information memoranda and packages, lender and investor presentations, rating agency presentations and similar documents and materials, as are customary in connection with debt financings comparable to the Bridge Financing;

(d)	furnishing the Purchaser and the Financing Parties promptly with all documentation and other information required by any Governmental Entity with respect to the Bridge Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(e)

provision of the following historical financial statements required for the offering documents for the Bridge Financing: (i) unqualified audited consolidated financial statements of the Company for each of the three fiscal years ending more than 90 days prior to the Effective Date and (ii) unaudited financial statements of the Company for any quarterly interim period or periods ending more than 45 days prior to the Effective Date, together with unaudited financial statements for the corresponding period of the prior year (all of which shall have been reviewed by the independent accountants for the Company and shall comply with National Instrument 52-107 - Accounting Principles and Auditing Standards in all material respects); provided that the Company (or its accountants) shall assist the Purchaser (or its accountants) in updating the periods presented in the financial statements described in (i) and (ii) above for the periods required in order for such information to comply with applicable requirements of United States securities laws with respect to the staleness of such information; and

(f)	providing and executing a certificate of the Chief Financial Officer of the Company with respect to solvency matters.

(2)	The Company hereby consents to the use of the logos of the Company and its Subsidiaries in connection with the syndication or marketing of the Bridge Financing, provided that such logos are used in a manner that is not intended to, and is not reasonably likely to, harm or disparage the Company, its Subsidiaries or their marks or the reputation or goodwill of the Company or any of its Subsidiaries.

(3)	Notwithstanding the foregoing, no obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument shall be effective until, and shall be expressly conditioned upon, the occurrence of the Effective Time, and none of the Company or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other expense or liability in connection with the Bridge Financing prior to the occurrence of the Effective Time.

(4)	The Company shall not be required to pay any commitment or other fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Bridge Financing or any of the foregoing that would be effective prior to the Effective Date. The Purchaser shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which the Company, any Subsidiary or any of their respective Representatives may be subject or may suffer as a result of, or arising from, any Misrepresentation or alleged Misrepresentation contained in any information (other than in respect of information provided by the Company) included in any materials prepared by the Purchaser pursuant to Section 4.9(1)(c), including as a result of any order made, or any inquiry, investigation or proceeding instituted by any Securities Authority or other Governmental Entity based on such a Misrepresentation or alleged Misrepresentation.

(5)	All non-public information provided by the Company or any of its Subsidiaries or any of their respective representatives pursuant to this Section 4.9 shall be kept confidential in accordance with the Commitment Letter.

Section 4.10 Notice and Cure Provisions

(1)	Each Party shall promptly notify the other Party, in writing, of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Date, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)	cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement.

(2)	Notification provided under this Section 4.10 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(3)	The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(d)(i) (Termination for breach) and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(c)(i) (Termination for breach), unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date (with any intentional breach being deemed to be incurable), the Terminating Party may not exercise such termination right until the earlier of: (a) the Outside Date; and (b) if such matter has not been cured by the date that is ten (10) Business Days following receipt of such Termination Notice by the Breaching Party, such date. If the Terminating Party delivers a Termination Notice prior to the date of the Company Meeting, unless the Parties agree otherwise, the Company shall postpone or adjourn the Company Meeting to the earlier of: (a) five (5) Business Days prior to the Outside Date; and (b) the date that is ten (10) Business Days following receipt of such Termination Notice by the Breaching Party.

Section 4.11 Insurance and Indemnification

(1)	Prior to the Effective Date, the Company shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and the Purchaser shall, or shall cause the Company and its Subsidiaries to maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Date; provided that the Purchaser shall not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the cost of such policies shall not exceed 250% of the Company’s current annual aggregate premium for policies currently maintained by the Company or its Subsidiaries (for greater certainty, not to exceed $100,000).

(2)	The Purchaser shall honour all rights to indemnification or exculpation now existing under the OBCA and under the Company’s constating documents in favour of present and former employees, officers and directors of the Company and its Subsidiaries, and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Date.

Section 4.12 No Amendments to Support Agreements

The Purchaser hereby covenants not to amend the Support Agreements, without the prior written consent of the Company.

Section 4.13 Purchaser Material Adverse Effect

From the date of this Agreement until the Effective Date, the Purchaser hereby covenants not to amend, modify or restate, without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed), the definition of “Material Adverse Effect” applicable to the Purchaser under the Credit Agreement or the first paragraph of section 2 of the Commitment Letter, such that such amendment, modification or restatement would result in terms more favourable to the applicable lenders under the applicable Credit Agreement or Commitment Letter, as the case may be.

ARTICLE 5

ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1 Non-Solicitation

(1)	Except as expressly provided in this Article 5, from the date of this Agreement until the earlier of the Effective Time or the time at which this Agreement is terminated in accordance with its terms, the Company shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other adviser) or agent of the Company or of any of its Subsidiaries (collectively “Representatives”), or otherwise, and shall not permit any such Person to:

(a)	solicit, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any Subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute, an Acquisition Proposal, provided that, for greater certainty, the Company may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal;

(b)	enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the Purchaser and its affiliates) regarding any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute an Acquisition Proposal, provided that, for greater certainty, the Company may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal;

(c)	make a Change in Recommendation unless: (i) it does not relate to an offer or proposal that is, or could reasonably be expected to lead to, an Acquisition Proposal; and (ii) in the opinion of the Board, acting in good faith and after receiving advice from its external financial and legal advisors, the Board is required to make a Change in Recommendation in order to comply with fiduciary duties of the Board under Law;

(d)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal; or

(e)	enter into or publicly propose to enter into any agreement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by and in accordance with Section 5.1(5)).

(2)	The Company shall, and shall cause its Subsidiaries and its Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion or negotiations commenced prior to the date of this Agreement with any Person (other than the Purchaser and its affiliates) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection with such termination shall:

(a)	discontinue access to and disclosure of all information, including any data room and any confidential information, properties, facilities, books and records of the Company or any Subsidiary; and

(b)	request, and exercise all rights it has to require: (i) the return or destruction of all copies of any confidential information regarding the Company or any Subsidiary provided to any Person other than the Purchaser; and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company or any Subsidiary.

(3)

The Company represents, warrants and covenants that the Company has not waived any confidentiality, standstill or similar agreement or restriction to which the Company or any Subsidiary is a Party, except to permit submissions of expressions of interest prior the date of this Agreement, and covenants and agrees that: (i) the Company shall take all necessary action to enforce each confidentiality, standstill or similar agreement or restriction to which the Company or any Subsidiary is a party;

and (ii) neither the Company, nor any Subsidiary nor any of their respective Representatives have released or will, without the prior written consent of the Purchaser (which may be withheld or delayed in the Purchaser’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Company, or any of its Subsidiaries, under any confidentiality, standstill or similar agreement or restriction to which the Company or any Subsidiary is a party.

(4)	Notwithstanding Section 5.1(1) and any other provision of this Agreement, if the Company receives an unsolicited written Acquisition Proposal, the Board shall, prior to the approval of the Arrangement Resolution by the Class A Shareholders, be permitted to contact the Person making the Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of consummation so as to determine whether such proposal is, or could reasonably be expected to lead to, a Superior Proposal, provided that notice of such Acquisition Proposal has been provided to the Purchaser.

(5)	Notwithstanding Section 5.1(1) and Section 5.1(2) and any other provision of this Agreement, if, prior to the approval of the Arrangement Resolution by the Class A Shareholders, the Company receives an Acquisition Proposal in circumstances in which the Company has not violated the covenants in Section 5.1 and 5.2 that the Board determines, acting in good faith and after receipt of advice from its external advisors, that, if consummated in accordance with its terms (but not assuming any risk of non-completion), will have a financial value that is greater than the Consideration paid by the Purchaser, then, and only in such case, the Company may:

(a)	furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal; and/or

(b)	participate in discussions and/or negotiations with the Person making such Acquisition Proposal;

provided that prior to entering into any discussions or negotiations or furnishing any information to such Person, (A) the Board has received from such Person an executed confidentiality agreement (if one had not already been entered into prior to the date hereof) which is no less favourable to the Company than the Confidentiality Agreement (including in respect of a standstill) but which allows such Person, its affiliates and Representatives to make an Acquisition Proposal to and negotiate the terms of an Acquisition Proposal, and any agreement related thereto, with the Board or any Representatives of the Company, in each case on a confidential basis, and to seek and arrange financing for an Acquisition Proposal, including negotiating and entering into any agreement with respect to financing an Acquisition Proposal, and (B) the Purchaser has been provided with a list of any information provided to such Person, and in the case of information not previously made available to the Purchaser, the Company shall make such information available to the Purchaser.

Section 5.2 Notification of Acquisition Proposals

(1)	If the Company or any of its Subsidiaries or any of their respective Representatives, receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Company or any Subsidiary, including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of the Company or any Subsidiary, the Company shall promptly notify the Purchaser, at first orally, and then as soon as possible thereafter (and in any event within 24 hours) in writing, of:

(a)	such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request, and copies of all documents, correspondence or other material received in respect of, from or on behalf of any such Person; and

(b)	the status of developments and negotiations with respect to such Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request.

Section 5.3 Right to Match

(1)	If, at any time following the date of this Agreement and prior to obtaining the approval of the Arrangement Resolution at the Company Meeting, the Company receives an Acquisition Proposal that constitutes a Superior Proposal, the Board may accept, endorse, recommend or enter into a definitive agreement with respect to such Acquisition Proposal and/or make a Change in Recommendation, if and only if:

(a)	the Company has been, and continues to be, in compliance with its obligations under this Article 5;

(b)	the Company has delivered to the Purchaser a written notice of the determination of the Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to accept, endorse, recommend or enter into a definitive agreement with respect to such Acquisition Proposal and/or make a Change in Recommendation, together with a written notice from the Board regarding the value and financial terms that the Board, in consultation with its advisors, has determined should be ascribed to any non-cash consideration offered under such Acquisition Proposal (and, if applicable, a copy of the definitive agreement for the Superior Proposal) (“Superior Proposal Notice”);

(c)	at least five (5) Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the Purchaser received from the Company the Superior Proposal Notice and, if applicable, a copy of the proposed definitive agreement for the Superior Proposal;

(d)	during any Matching Period, the Purchaser has had the opportunity (but not the obligation), in accordance with Section 5.3(3), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(e)	if the Purchaser has offered to amend this Agreement and the Arrangement under Section 5.3(3), the Board has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisers, that such Acquisition Proposal continues to constitute a Superior Proposal compared to the terms of the Arrangement as proposed to be amended by the Purchaser under Section 5.3(3);

(f)	if the Company receives an Acquisition Proposal within seven (7) Business Days of the date scheduled for the Company Meeting, the Company shall be permitted to postpone or adjourn the Company Meeting to a day not more than twenty (20) days after the date scheduled for the Company Meeting in order to consider and act on such Acquisition Proposal and, if the Board determines such Acquisition Proposal to be a Superior Proposal, to observe and satisfy the Matching Period. Where the Company has provided the Purchaser notice pursuant to Section 5.3(1)(b) and the Company Meeting is scheduled to be held prior to the expiry of the Matching Period, if directed to do so by the Purchaser, the Company shall postpone or adjourn the Company Meeting as directed by the Purchaser to a date designated by the Purchaser (which shall not be later than twenty (20) days after the scheduled date of the Company Meeting or any previous postponement or adjournment thereof). The Company shall, in the event that the Company and the Purchaser amend the terms of this Agreement or the Arrangement pursuant to Section 5.3(3), ensure that the details of such amended Agreement or Arrangement are communicated to the Class A Shareholders prior to the holding or resumption of the postponed or adjourned Company Meeting;

(g)	nothing in this Agreement shall prevent the Board from responding through a directors’ circular or otherwise as required by Laws to an Acquisition Proposal that it determines is not a Superior Proposal; the Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the content of any directors’ circular prior to its printing and the Company shall give reasonable consideration to all comments made by the Purchaser and its counsel; and

(h)	prior to entering into such definitive agreement and/or making a Change in Recommendation, the Company terminates this Agreement pursuant to Section 7.2(1)(c)(ii) (Termination for Superior Proposal or Change in Recommendation as a result of Superior Proposal).

(2)

For purposes of this Agreement the Matching Period shall expire at 5:00 p.m. (Eastern time) on the fifth (5th) Business Day following the day on which the Superior Proposal Notice and definitive agreement (if applicable) was provided to the Purchaser.

(3)	During the Matching Period, or such longer period as the Company may, in its sole and absolute discretion, approve in writing for such purpose: (a) Purchaser shall have the opportunity (but not the obligation) to offer to amend the Arrangement and this Agreement in order for such Acquisition Proposal to cease to be a Superior Proposal; (b) the Board shall review any offer made by the Purchaser under Section 5.3(1)(d) to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (c) the Company shall negotiate in good faith with the Purchaser to make such amendments to the terms of this Agreement and the Arrangement as would enable the Purchaser to proceed with the transactions contemplated by this Agreement on such amended terms. If the Board determines that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise the Purchaser and the Company and the Purchaser shall amend this Agreement to reflect such offer made by the Purchaser, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(4)	Each successive amendment to any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 5.3, and the Purchaser shall be afforded a new five (5) Business Day Matching Period from the later of the date on which the Purchaser received the Superior Proposal Notice and a copy of the proposed definitive agreement for the new Superior Proposal from the Company.

(5)	The Board shall promptly reaffirm the Board Recommendation by press release after any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced or the Board determines that a proposed amendment to the terms of this Agreement as contemplated under Section 5.3(3) would result in an Acquisition Proposal no longer being a Superior Proposal. The Company shall provide the Purchaser and its outside legal with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the Purchaser and its counsel.

Section 5.4 Breach by Subsidiaries and Representatives

Without limiting the generality of the foregoing, the Company shall advise its Subsidiaries and the Representatives of the prohibitions set out in this Article 5 and any violation of the restrictions set forth in this Article 5 by the Company, its Subsidiaries or Representatives is deemed to be a breach of this Article 5 by the Company.

ARTICLE 6

CONDITIONS

Section 6.1 Mutual Conditions Precedent

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(1)	Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Class A Shareholders at the Company Meeting in accordance with the Interim Order.

(2)	Interim and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement, and have not been set aside or modified in a manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.

(3)	Illegality. No Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the Purchaser from consummating the Arrangement.

(4)	Regulatory Approvals. All Regulatory Approvals, including the Competition Act Approval, shall have been received, obtained or concluded on terms and conditions satisfactory to the Parties, acting reasonably, and such Regulatory Approvals remain in force.

Section 6.2 Additional Conditions Precedent to the Obligations of the Purchaser

The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(1)	Representations and Warranties. Each of the representations and warranties of the Company under this Agreement shall be true and correct in all respects (without regard to any materiality or Material Adverse Effect qualifications contained thereon) on the date of this Agreement and as of the Effective Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, result in a Material Adverse Effect, except for the representations and warranties of the Company set forth in sections 6 (Capitalization) and 7 (Debt) of Schedule C (Representations and Warranties of the Company) which shall be true and correct in all respects, and the Company has delivered a certificate confirming same to the Purchaser, executed by two (2) senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(2)	Performance of Covenants. The Company shall have fulfilled or complied (x) in all respects in relation to the covenants of the Company contained in Section 4.4 (Transaction Expenses) and Section 4.5 (Debt Reduction and Debt Limit), including, without limitation, with respect to the delivery of the Officers’ Certificate re: Debt Reduction and the Officers’ Certificate re: Debt Limit, and (y) in all material respects with each of the other covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and has delivered a certificate confirming same to the Purchaser, executed by two (2) senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(3)	No Legal Action. There is no action or proceeding pending or, to the knowledge of the Company, threatened by any Governmental Entity in any jurisdiction to:

(a)	cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any Class A Shares, including the right to vote the Class A Shares;

(b)	prohibit or restrict the Arrangement, or the ownership or operation by the Purchaser of the business or assets of the Purchaser, the Company or any of its Subsidiaries, or compel the Purchaser to dispose of or hold separate any material portion of the business or assets of the Purchaser, the Company or any of its Subsidiaries as a result of the Arrangement; or

(c)	prevent or materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have a Material Adverse Effect.

(4)	Regulatory Approvals. The Regulatory Approvals, including the Competition Act Approval, have been made, given or obtained on terms acceptable to the Purchaser, acting reasonably and such Regulatory Approvals remain in force.

(5)	Key Consents. Each of the Key Consents has been given or obtained on terms acceptable to the Purchaser, acting reasonably.

(6)	Acknowledgment and Release. Each Acknowledgment and Release has been duly executed by each Company Option Holder and each holder of the DSUs and RSUs, and delivered to the Company on or prior to the Effective Date.

(7)	Related Party Leases. The Related Party Leases shall be renewed and amended and restated Related Party Leases shall be entered into by the Company effective as of the Effective Date, all in accordance with the terms sheets attached hereto as Schedule I.

(8)	No Material Adverse Effect. Since the date of this Agreement, (a) there shall have been no Material Adverse Effect with respect to the Company, and (b) no Purchaser Material Adverse Effect shall have occurred.

(9)	FIRPTA Affidavit. The Company has provided the Purchaser with the FIRPTA Affidavit.

Section 6.3 Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(1)	Representations and Warranties. Each of the representations and warranties of the Purchaser under this Agreement shall be true and correct in all material respects on the date of this Agreement and as of the Effective Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except where the failure of such representations and warranties in the aggregate to be true and correct in all material respects, and the Purchaser has delivered a certificate confirming same to the Company, executed by two (2) senior officers of the Purchaser (in each case without personal liability) addressed to the Company and dated the Effective Date.

(2)	Performance of Covenants. The Purchaser shall have fulfilled or complied in all material respects with each of the covenants of the Purchaser contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and has delivered a certificate confirming same to the Company, executed by two (2) senior officers of the Purchaser (in each case without personal liability) addressed to the Company and dated the Effective Date.

(3)	Payment of Consideration. The Purchaser shall have complied with its obligations under Section 2.9 (Payment of Consideration) and the Depository shall have confirmed receipt of the Consideration.

Section 6.4 Satisfaction of Conditions

The conditions precedent set out in Section 6.1 (Mutual Conditions Precedent), Section 6.2 (Additional Conditions Precedent to the Obligations of the Purchaser) and Section 6.3 (Additional Conditions Precedent to the Obligations of the Company) will be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director.

ARTICLE 7

TERM AND TERMINATION

Section 7.1 Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Section 7.2 Termination

(1)	This Agreement may be terminated prior to the Effective Time by:

(a)	the mutual written agreement of the Parties;

(b)	either the Company or the Purchaser if:

(i)	the Required Approval is not obtained at the Company Meeting in accordance with the Interim Order provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(i) if the failure to obtain the Required Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(ii)	after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins the Company, Acquisitionco or the Purchaser from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable; or

(iii)	the Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(iii) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(c)	the Company if:

(i)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser under this Agreement occurs that would cause any condition in Section 6.3(1) (Additional Conditions Precedent to the Obligations of the Company – Representations and Warranties) or Section 6.3(2) (Additional Conditions Precedent to the Obligations of the Company – Performance of Covenants) not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date in accordance with the terms of Section 4.10(3) (Notice and Cure Provisions); provided that the Company is not then in breach of this Agreement so as to cause any condition in Section 6.2(1) (Additional Conditions Precedent to the Obligations of the Purchaser – Representations and Warranties) or Section 6.2(2) (Additional Conditions Precedent to the Obligations of the Purchaser – Performance of Covenants) not to be satisfied; or

(ii)	prior to the approval by the Class A Shareholders of the Arrangement Resolution, (A) the Board authorizes the Company to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with Section 5.1(5) (Non-Solicitation)) or (B) the Board or any committee of the Board makes a Change in Recommendation as a result of a Superior Proposal, provided the Company is then in compliance with Article 5 (Non-Solicitation) and that prior to or concurrent with such termination, the Company pays the Termination Fee in accordance with Section 8.2 (Termination Fee);

(d)	the Purchaser if:

(i)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 6.2(1) (Additional Conditions Precedent to the Obligations of the Purchaser – Representations and Warranties) or Section 6.2(2) (Additional Conditions Precedent to the Obligations of the Purchaser – Performance of Covenants) not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 4.10(3) (Notice and Cure Provisions); provided that the Purchaser is not then in breach of this Agreement so as to cause any condition in Section 6.3(1) (Additional Conditions Precedent to the Obligations of the Company – Representations and Warranties) or Section 6.3(2) (Additional Conditions Precedent to the Obligations of the Company – Performance of Covenants) not to be satisfied;

(ii)	the Board or any committee of the Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, publicly proposes or states its intention to do so, or fails to publicly reaffirm (without qualification) the Board Recommendation, takes no position or a neutral position with respect to an Acquisition Proposal for more than five (5) Business Days after first learning of an Acquisition Proposal, (a “Change in Recommendation”), or the Board or any committee of the Board resolves or proposes to take any of the foregoing actions;

(iii)	the Company breaches Article 5 (Non-Solicitation) in any respect or the Board or any committee of the Board resolves or proposes to take any of the foregoing actions; or

(iv)	an event that is not attributed to the Purchaser, Acquisitionco or their respective affiliates or parties acting jointly in concert with them, has occurred as a result of which the condition set forth in Section 6.2(8) (Additional Conditions Precedent to the Obligations of the Purchaser – No Material Adverse Effect) is not capable of being satisfied by the Outside Date.

Section 7.3 Effect of Termination/Survival

(1)	If this Agreement is terminated pursuant to Section 7.2 (Termination), this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that: (a) Section 4.11 (Insurance and Indemnification) shall survive for a period of six (6) years following such termination; and (b) in the event of termination under Section 7.2 (Termination), this Section 7.3 and Section 8.2 (Termination Fee) through to and including Section 8.16 (Language) shall survive, and provided further that no Party shall be relieved or released from any liability arising out of its wilful and material breach of any provision of this Agreement.

(2)	As used in this Agreement, “wilful” breach means a material breach that is a consequence of an act undertaken by the breaching Party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1 Amendments

This Agreement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, without limitation, to the extent permitted by Law:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement or waive any inaccuracies in the representations and warranties of a Party contained in this Agreement;

(c)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d)	modify any mutual conditions contained in this Agreement.

Section 8.2 Termination Fee

(1)	Despite any other provision in this Agreement relating to the payment of fees and expenses, including the payment of brokerage fees, if a Termination Fee Event occurs, the Company shall pay the Purchaser the Termination Fee (less any Taxes required to be withheld by Law) in accordance with Section 8.2(3).

(2)	For the purposes of this Agreement, “Termination Fee” means $4,139,760 and “Termination Fee Event” means the termination of this Agreement:

(a)	by the Purchaser, pursuant to Section 7.2(1)(d)(ii) (Termination for Board actions) or Section 7.2(1)(d)(iii) (Termination for Breach of Non-Solicitation Covenants);

(b)	by the Purchaser, pursuant to Section 7.2(1)(d)(i) (Termination for breach), if such breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement is wilful;

(c)	by the Company, pursuant to Section 7.2(1)(c)(ii) (Termination for Superior Proposal or Change in Recommendation as a result of Superior Proposal);

(d)	by the Company or the Purchaser pursuant to Section 7.2(1)(b)(i) (Termination for failure to obtain Required Approval) or Section 7.2(1)(b)(iii) (Termination for expiry of Outside Date), or by the Purchaser pursuant to Section 7.2(1)(d)(i) (Termination for breach) if:

(i)	prior to such termination, an Acquisition Proposal is made or publicly announced by any Person other than the Purchaser or any of its affiliates or any Person (other than the Purchaser or any of its affiliates) shall have publicly announced an intention to do so; and

(ii)	within one hundred and eighty (180) days following the date of such termination: (i) an Acquisition Proposal is consummated; or (ii) the Company or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a contract in respect of an Acquisition Proposal.

(3)	The Termination Fee shall be paid by the Company to the Purchaser as follows, by wire transfer of immediately available funds (less any Taxes required to be withheld by Law), if a Termination Fee Event occurs due to:

(a)	a termination of this Agreement described in Section 8.2(2)(a) or Section 8.2(2)(b) (Termination by Purchaser), within two (2) Business Days of the occurrence of such Termination Fee Event;

(b)	a termination of this Agreement described in Section 8.2(2)(c) (Termination by Company), prior to or concurrent with the occurrence of such Termination Fee Event;

(c)	a termination of this Agreement described in Section 8.2(2)(d) (Termination by Company or Purchaser) on or prior to the earlier of the consummation of the Acquisition Proposal or the entering into of the contract referred to in Section 8.2(2)(d).

(4)	The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Purchaser would not enter into this Agreement, and that the amounts set out in this Section 8.2 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which the Purchaser will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. The Company irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

(5)	The Company agrees that the payment of the Termination Fee pursuant to this Section 8.2 is in addition to any damages or other payment or remedy to which the Purchaser may be entitled under Section 8.6 (Injunctive Relief). For greater certainty, the Parties agree that the right to receive payment of the amount determined pursuant to Section 8.2(2), in the manner provided therein, is, where such amount has been paid in full, the sole monetary remedy of the Purchaser in respect of the event giving rise to such payment, other than the right to injunctive relief in accordance with Section 8.6 (Injunctive Relief) hereof to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith.

Section 8.3 Expenses and Expense Reimbursement

(1)	Subject to Section 8.3(2) and Section 8.3(3), all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Plan of Arrangement, including all costs, expenses and fees of the Company incurred prior to or after the Effective Date in connection with, or incidental to, the Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.

(2)	If no Termination Fee is paid, and this Agreement is terminated by the Company or the Purchaser pursuant to Section 7.2(1)(b)(iii) (Termination for expiry of the Outside Date) in circumstances other than where the Competition Act Approval was not made, given or obtained or a Purchaser Material Adverse Effect has occurred, or by the Purchaser pursuant to Section 7.2(1)(d)(i) (Termination for breach), or Section 7.2(1)(d)(iv) (Termination for Material Adverse Effect), then within three (3) Business Days of such termination, the Purchaser will provide copies of invoices relating to all out-of-pocket expenses reasonably accrued or paid by the Purchaser in connection with the Arrangement, and the Company shall, within two (2) Business Days of receipt of such invoices pay or cause to be paid to the Purchaser by wire transfer of immediately available funds, the aggregate amount of such invoices, up to a maximum of $1,500,000.

(3)

If this Agreement is terminated by the Purchaser pursuant to Section 7.2(1)(b)(iii) (Termination for expiry of the Outside Date) as a result of either (a) the Competition Act Approval not having been made, given or obtained on terms acceptable to the Purchaser, acting reasonably, or (b) a Purchaser Material Adverse Effect having occurred, then within three (3) Business Days of such termination, the Company will provide copies of invoices relating to all out-of-pocket expenses reasonably accrued or paid by the Company in connection with the Arrangement, and the Purchaser shall, within two (2) Business Days of receipt of such invoices, pay or cause to be paid to the Company by wire transfer of immediately available funds, the aggregate amount of such invoices, up to a maximum of $1,000,000.

Section 8.4 Notices

Any notice, or other communication given regarding the matters contemplated by this Agreement (must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:

(a) to the Purchaser at:

10590 Hamilton Avenue
Cincinnati, Ohio 45231

Attention:	Doug Roberts
Telephone:	(513) 851-4900, Ext. 2377
Facsimile:	(513) 595-8297

with a copy to:

Stikeman Elliott LLP
Suite 1700, Park Place
666 Burrard Street
Vancouver, British Columbia V6C 2X8

Attention:	John Anderson and Argiro Kotsalis
Telephone:	(604) 631-1307 / (604) 631-1317
Facsimile:	(604) 681-1825

(b) to the Company at:

55 Milne Avenue
Toronto, Ontario M1L 4N3

Attention:	Richard Paulin
Telephone:	416-694-3360, Ext. 122
Facsimile:	416-694-2916

with a copy to:

Goodmans LLP Bay Adelaide Centre 333 Bay Street, Suite 3400
Toronto, Ontario M5H 2S7

Attention:	Stephen Halperin and Kari MacKay
Telephone:	416-597-4115/416-597-6282
Facsimile:	416-979-1234

and with a copy to the Special Committee:

Duff & Phelps Bay Adelaide Centre 333 Bay Street, 14th Floor
Toronto, Ontario M5H 2R2

Attention:	Stephen Cole
Telephone:	416-364-9701
Facsimile:	416-364-9707

and with a copy to:

McCarthy Tetrault LLP Suite 5300 Toronto Dominion Bank Tower
Toronto, Ontario M5K 1E6

Attention:	Shea Small
Telephone:	416-601-8425
Facsimile:	416-868-0673

Any notice or other communication is deemed to be given and received: (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day; (ii) if sent by overnight courier, on the next Business Day; or (iii) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

Section 8.5 Time of the Essence

Time is of the essence in this Agreement.

Section 8.6 Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this

Agreement were not performed by the Company in accordance with their specific terms or were otherwise materially breached by the Company. It is accordingly agreed that the Purchaser shall be entitled to injunctive and other equitable relief to prevent breaches of this Agreement (including wilful breaches), and to enforce compliance with the terms of this Agreement against the Company without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Purchaser may be entitled at law or in equity.

Section 8.7 Third Party Beneficiaries

(1)	Except as provided in Section 2.4(5) (The Company Circular), Section 4.9 (Cooperation re: Purchaser Financing) and Section 4.11 (Insurance and Indemnification), and which, without limiting their terms, are intended as stipulations for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 8.7 as the “Indemnified Persons”), the Company and the Purchaser intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(2)	Despite the foregoing, the Purchaser acknowledges to each of the Indemnified Persons their direct rights against it under Section 2.4(5) (The Company Circular) and Section 4.11 (Insurance and Indemnification), respectively of this Agreement, which are intended for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives, and for such purpose, the Company confirms that it is acting as trustee on their behalf, and agrees to enforce such provisions on their behalf.

Section 8.8 Privacy

Each Party shall comply with applicable privacy Law in the course of collecting, using and disclosing personal information about an identifiable individual in connection with the transactions contemplated herein (the “Transaction Personal Information”). Each Party shall not disclose the Transaction Personal Information of the other Party to any person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement. If the Purchaser completes the transactions contemplated by this Agreement, the Purchaser shall not, following the Effective Date, without the consent of the individuals to whom the Transaction Personal Information of the Company relates or as permitted or required by Law, use or disclose such Transaction Personal Information:

(a)	for purposes other than those for which such Transaction Personal Information was collected by the Company prior to the Effective Date; and

(b)	which does not relate directly to the carrying on of the Company’s business or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.

Each Party shall protect and safeguard the Transaction Personal Information of the other Party against unauthorized collection, use or disclosure. Each Party shall cause its advisors to observe the terms of this Section 8.8 above and to protect and safeguard Transaction Personal Information of the other Party in their possession. If this Agreement is terminated, each Party shall promptly deliver to the other Party all Transaction Personal Information of the other Party in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof. Notwithstanding this Section 8.8, each of the Parties acknowledges and agrees that Transaction Personal Information may be provided to the Commissioner of Competition in connection with obtaining the Competition Act Approval.

Section 8.9 Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 8.10 Entire Agreement

This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 8.11 Successors and Assigns

(1)	This Agreement becomes effective only when executed by the Company and the Purchaser. After that time, it will be binding upon and enure to the benefit of the Company, the Purchaser and their respective successors and permitted assigns.

(2)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party.

Section 8.12 Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.13 Governing Law

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(2)	Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8.14 Rules of Construction

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 8.15 No Liability

(1)	No director or officer of the Purchaser shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser. No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Purchaser under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or any of its Subsidiaries.

(2)	Notwithstanding anything that may be expressed or implied in this Agreement, the Company covenants, agrees and acknowledges that no recourse under this Agreement shall be had against any current or future affiliates, shareholders or agents of the Purchaser, Acquisitionco or their respective affiliates, as such, or any current or former director, officer, employee, member, general or limited partner or shareholder of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future affiliate, shareholder or agent of the Purchaser, Acquisitionco or their respective affiliates, as such, or any current or future director, officer, employee, member, general or limited partner or shareholder of any of the foregoing, as such, for any obligation of the Purchaser, Acquisitionco or their respective affiliates under this Agreement.

Section 8.16 Language

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

Section 8.17 Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or other electronic means) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.

H. PAULIN & CO., LIMITED

By:	/s/ Richard Paulin
Authorized Signing Officer

THE HILLMAN COMPANIES, INC.

By:	/s/ Anthony A. Vasconcellos
Authorized Signing Officer

Signature Page to Arrangement Agreement

Schedule A – Plan of Arrangement

PLAN OF ARRANGEMENT UNDER SECTION 182

OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Acquisitionco” means The Hillman Group Canada ULC, a directly or indirectly wholly-owned subsidiary of the Purchaser, being an unlimited liability corporation continued into the Province of British Columbia.

“affiliate” has the meaning specified in National Instrument 45-106 – Prospectus and Registration Exemptions.

“Arrangement” means the arrangement under section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations made in accordance with the terms of the Arrangement Agreement or Section 5.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company, the Purchaser and Acquisitionco, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement made as of December 17, 2012 between the Purchaser, Acquisitionco and the Company (including the Schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement presented to the Class A Shareholders at the Company Meeting.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required by the OBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Company, the Purchaser and Acquisitionco, each acting reasonably.

“Automotive & General Trusts” means each of the trusts created pursuant to the declaration of trusts dated September 12, 1969 executed by each of Stanley Paulin and Arthur Paulin in favour of the Company.

“Business Day” means a day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario or Cincinnati, Ohio.

“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

“Class A Shares” means the Class A common shares in the capital of the Company.

“Class A Shareholders” means the registered or beneficial holders of the Class A Shares, as the context requires.

“Company” means H. Paulin & Co., Limited.

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Class A Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement.

“Company Meeting” means the special meeting of the Class A Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution.

“Company Options” means the outstanding options to purchase Class A Shares issued pursuant to the Company’s amended and restated stock option plan, approved at the meeting of the Class A Shareholders held on May 26, 2010.

“Consideration” means $27.60 in cash per Class A Share.

“Court” means the Ontario Superior Court of Justice (Commercial List), or other court as applicable.

“Depositary” means —, at its offices set out in the Letter of Transmittal.

“Denco Trust” means the trust created pursuant to the declaration of the trust dated March 8, 1995, executed by Ian Denison in favour of the Company.

“Director” means the Director appointed pursuant to section 278 of the OBCA.

“Dissent Rights” has the meaning specified in Section 3.1 of this Plan of Arrangement.

“Dissenting Holder” means a registered Class A Shareholder who has duly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Class A Shares in respect of which Dissent Rights are validly exercised by such holder.

“DSUs” means the outstanding deferred stock units issued under the Company’s deferred stock unit plan ratified and amended on October 17, 2012.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.

“Final Order” means the final order of the Court in a form acceptable to the Company, the Purchaser and Acquisitionco, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of the Company, the Purchaser and Acquisitionco, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to the Company, the Purchaser and Acquisitionco, each acting reasonably) on appeal.

“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange.

“Interim Order” means the interim order of the Court in a form acceptable to the Company, the Purchaser and Acquisitionco, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company, the Purchaser and Acquisitionco, each acting reasonably.

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Letter of Transmittal” means the letter of transmittal sent to the Class A Shareholders for use in connection with the Arrangement.

“OBCA” means the Business Corporations Act (Ontario).

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement proposed under section 182 of the OBCA, and any amendments or variations made in accordance with Section 8.1 of the Arrangement Agreement or Section 5.1 of this plan of arrangement or made at the direction of the Court in the Final Order with the consent of the Company, the Purchaser and Acquisitionco, each acting reasonably.

“Purchaser” means The Hillman Companies, Inc.

“RSUs” means the outstanding restricted stock units issued under the Company’s restricted stock unit plan ratified and amended on October 17, 2012.

“Subsidiary” has the meaning specified in National Instrument 45-106 - Prospectus and Registration Exemption.

“Tax Act” means the Income Tax Act (Canada).

Section 1.2 Certain Rules of Interpretation.

In this Agreement, unless otherwise specified:

(1)	Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.

(2)	Currency. All references to dollars or to $ are references to Canadian dollars.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)	Certain Phrases, etc. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (iii) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Plan of Arrangement.

(5)	Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(6)	Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Plan of Arrangement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(7)	Time References. References to time are to local time, Toronto, Ontario.

ARTICLE 2

THE ARRANGEMENT

Section 2.1 Arrangement Agreement

This Plan of Arrangement is made pursuant to the Arrangement Agreement.

Section 2.2 Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on the Purchaser, Acquisitionco, the Company, all Class A Shareholders, including Dissenting Holders, the registrant and transfer agent of the Company and the Depositary, at and after, the Effective Time without any further act or formality required on the part of any Person.

Section 2.3 Arrangement

(1)	Prior to the Effective Time, the following steps will occur as set out below:

(a)	Effective at 11:00 p.m. on the day prior to the Effective Date, the sale of the shares of Paulin Industries Inc. to The Hillman Group, Inc. shall occur in accordance with and on the terms specified in the share purchase agreement dated —, 2013 between Paulin Industries Inc. and The Hillman Group, Inc.;

(b)	Immediately prior to the Effective Time, the Company shall cancel each Company Option, DSU and RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, and in exchange for such cancellation will pay to the holders thereof the amounts set forth in the acknowledgments and releases executed by such holders; and

(c)	Immediately prior to the Effective Time, each of the Denco Trust and the Automotive & General Trusts will be dissolved and all of their property will be distributed on dissolution to the Company;

(2)	At the Effective Time the following shall occur and shall be deemed to occur as set out below without any further authorization, act or formality, in each case effective as at five minute intervals starting at the Effective Time:

(a)	each Class A Share outstanding at the Effective Time, other than a Class A Share held by (i) a Dissenting Holder who has validly exercised his, her or its Dissent Right, and (ii) if applicable, the Purchaser, Acquisitionco or any of their affiliates (which Class A Share, if any, shall not be exchanged under the Arrangement but shall remain outstanding as a Class A Share held by the Purchaser, Acquisitionco or such affiliate), shall be deemed to be assigned and transferred by the holder thereof to Acquisitionco in exchange for the Consideration for each Class A Share held;

(b)	each Class A Share in respect of which a Class A Shareholder has validly exercised his, her or its Dissent Right shall be directly assigned and transferred by such Dissenting Holder to Acquisitionco (free and clear of all Liens) in accordance with Article 3; and

(c)	the names of the Class A Shareholders whose Class A Shares were transferred to Acquisitionco shall be removed from the applicable registers of holders of Class A Shares, and Acquisitionco shall be recorded as the registered holder of the Class A Shares so transferred and shall be deemed the legal and beneficial owner thereof.

Section 2.4 Adjustment to Consideration.

If, on or after the date of the Arrangement Agreement, the Company declares, sets aside or sets a record date for any dividend or other distribution on the Class A Shares that is payable prior to the Effective Time or the Company pays any dividend or other distribution on the Class A Shares prior to the Effective Time (whether in cash, stock or property or any combination thereof): (i) to the extent that the amount of such dividends or distributions per Class A Share does not exceed the applicable Consideration per Class A Share, the applicable Consideration per Class A Share shall be reduced by the amount of such dividends or distributions; and (ii) to the extent that the amount of such dividends or distributions per Class A Share exceeds the applicable Consideration per Class A Share, such excess amount shall be placed in escrow for the account of the Purchaser or another Person designated by the Purchaser.

ARTICLE 3

RIGHTS OF DISSENT

Section 3.1 Rights of Dissent

Registered Class A Shareholders may exercise dissent rights (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in section 185 of the OBCA, as modified by the Interim Order and this Section 3.1; provided that, notwithstanding subsection 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in subsection 185(6) of the OBCA must be received by the Company not later than 5:00 p.m. (Toronto time) on the Business Day that is two Business Days prior to the date of the Company Meeting (as it may be adjourned or postponed from time to time). Dissenting Holders who duly exercise their Dissent Rights shall be deemed to have transferred the Class A Shares held by them and in respect of which Dissent Rights have been validly exercised to Acquisitionco free and clear of all Liens, as provided in Section 2.3(2)(b) and if they:

(a)	ultimately are entitled to be paid fair value for such Class A Shares, will be entitled to be paid the fair value of such Class A Shares, and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Class A Shares; or

(b)	ultimately are not entitled, for any reason, to be paid fair value for such Class A Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Class A Shares.

Section 3.2 Recognition of Dissenting Holders

(a)	In no circumstances shall the Purchaser, Acquisitionco, the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the holder of those Class A Shares in respect of which such rights are sought to be exercised.

(b)	For greater certainty, in no case shall the Purchaser, Acquisitionco, the Company or any other Person be required to recognize Dissenting Holders as holders of Class A Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfer under Section 2.3(2)(b) and the names of such Dissenting Holders shall be removed from the registers of holders of Class A Shares in respect of which Dissent Rights have been validly exercised at the same time as the event described in Section 2.3(2)(b) occurs. In addition to any other restrictions under section 185 of the OBCA, none of the Class A Shareholders who vote or have instructed a proxyholder to vote such Class A Shares in favour of the Arrangement Resolution shall be entitled to exercise Dissent Rights (but only in respect of such Class A Shares).

ARTICLE 4

CERTIFICATES AND PAYMENTS

Section 4.1 Payment of Consideration

(a)	Prior to the filing of the Articles of Arrangement, [the Purchaser] [Acquisitionco] shall deposit for the benefit of the Class A Shareholders cash with the Depositary in the aggregate amount equal to the payments in respect thereof required by the Plan of Arrangement, with the amount per Class A Share in respect of which Dissent Rights have been exercised being deemed to be the Consideration per applicable Class A Share for this purpose, net of applicable withholdings for the benefit of the Class A Shareholders. The cash deposited with the Depositary shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of Acquisitionco.

(b)	Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Class A Shares that were transferred pursuant to Section 2.3(2)(a) together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Class A Shareholder represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the cash which such holder has the right to receive under the Arrangement for such Class A Shares, less any amounts withheld pursuant to Section 4.3, and any certificate so surrendered shall forthwith be cancelled.

(c)	Until surrendered as contemplated by this Section 4.1, each certificate that immediately prior to the Effective Time represented Class A Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 4.3. Any such certificate formerly representing Class A Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former Class A Shareholder of any kind or nature against or in the Company, Acquisitionco or the Purchaser. On such date, all cash to which such former Class A Shareholder was entitled shall be deemed to have been surrendered to Acquisitionco.

(d)

Any payment made by way of cheque by the Depositary pursuant to the Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the Class A Shareholder to receive the consideration for Class A Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Acquisitionco for no consideration.

(e)	No Class A Shareholder shall be entitled to receive any consideration with respect to such Class A Shares other than any cash payment to which such holder is entitled to receive in accordance with Section 2.3 and this Section 4.1 and, for greater certainty, no such holder with be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any declared but unpaid dividends.

Section 4.2 Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Class A Shares that were transferred pursuant to Section 2.3(2)(a) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with such Class A Shareholder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to Acquisitionco, the Purchaser and the Depositary (acting reasonably) in such sum as Acquisitionco may direct, or otherwise indemnify Acquisitionco, the Purchaser and the Company in a manner satisfactory to Acquisitionco, the Purchaser and the Company, acting reasonably, against any claim that may be made against Acquisitionco, the Purchaser and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.3 Withholding Rights

Acquisitionco, the Purchaser, the Company or the Depositary shall be entitled to deduct and withhold from any amount payable to any Person under the Plan of Arrangement (including, without limitation, any amounts payable pursuant to Section 3.1), such amounts as Acquisitionco, the Purchaser, the Company or the Depositary determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate taxing authority.

Section 4.4 Section 338 Election

The Purchaser may make an election under Section 338 of the Internal Revenue Code with respect to acquired Subsidiaries (and the Company shall cooperate with the Purchaser in making such election and shall take such actions as reasonably requested by the Purchaser to make such election).

Section 4.5 No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

Section 4.6 Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Class A Shares issued prior to the Effective Time; (b) the rights and obligations of the Class A Shareholders, the Company, Acquisitionco, the Purchaser, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Class A Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 5

AMENDMENTS

Section 5.1 Amendments to Plan of Arrangement

(1)	Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement (an “Amendment”) may be proposed jointly by the Purchaser and the Company at or prior to the Company Meeting. If such Amendment, if disclosed, would reasonably be expected to affect a Shareholder’s decision to vote for or against the Arrangement Resolution, notice of such Amendment shall be given to the Shareholders by press release, newspaper, advertisement, prepaid ordinary mail, or by the method most reasonably practicable in the circumstances, as the Purchaser and Company may agree, each acting reasonably. Any Amendment so proposed shall become part of this Plan of Arrangement for all purposes and the Plan of Arrangement, as amended, shall be the subject of the Arrangement Resolution.

(2)	Subject to the provisions of the Interim Order and any Final Order, any Amendment may be made (i) jointly by the Purchaser and Company at any time following the Company Meeting prior to the Effective Time; or (ii) unilaterally by the Purchaser at any time following the Effective Time, provided that such Amendment is: (A) approved by the Court; and (B) communicated to Shareholders as may be directed by the Court.

(3)	Notwithstanding Section 5.1(2) above, if the Amendment being proposed following the Company Meeting:

(a)	concerns a matter that either:

(i)	is of an administrative nature required to better give effect to the implementation of the Plan of Arrangement; or

(ii)	relates to how the Company will be capitalized, financed or structured after the Effective Time; and

(b)	is not adverse to the financial or economic interests of any present or former Shareholder or holder of Options, DSUs or RSUs;

then no Court approval or communication to the Shareholders shall be required.

(4)	If, prior to the Effective Date, any term or provision of this Plan of Arrangement, or the application thereof, is held by the Court to be invalid, void or unenforceable, the Court, at the request of either of the Company or the Purchaser, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan of Arrangement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretations.

ARTICLE 6

FURTHER ASSURANCES

Section 6.1 Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.

Schedule B – Arrangement Resolution

BE IT RESOLVED THAT:

1. The arrangement (the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario) (the “OBCA”) of H. Paulin & Co., Limited (the “Company”), as more particularly described and set forth in the management proxy circular (the “Circular”) dated —, 2013 of the Company accompanying the notice of this meeting (as the Arrangement may be amended, modified or supplemented in accordance with the definitive agreement (the “Arrangement Agreement”) made as of December 17, 2012 between the Company and The Hillman Companies, Inc. is hereby authorized, approved and adopted.

2. The plan of arrangement of the Company (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement) (the “Plan of Arrangement”), the full text of which is set out in Appendix “—” to the Circular, is hereby authorized, approved and adopted.

3. The: (i) Arrangement Agreement and related transactions; (ii) actions of the directors of the Company in approving the Arrangement Agreement; and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4. The Company be and is hereby authorized to apply for a final order from the Ontario Superior Court to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5. Notwithstanding that this resolution has been duly passed (and the Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Ontario Superior Court, the directors of the Company are hereby authorized and empowered to, without notice to or approval of the shareholders of the Company: (i) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions and to revoke this resolution at any time prior to the Effective Time (as defined in the Arrangement Agreement).

6. Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver for filing with the Director under the OBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7. Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be

B - 1

delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

B - 2

Schedule C - Representations and Warranties of the Company

Representations and Warranties of the Company

Except as set forth in the correspondingly numbered paragraph of the Company Disclosure Letter:

(1)	Organization and Qualification.

(a)	The Company is a corporation duly incorporated and validly existing under the laws of Ontario and has the corporate power and authority to own and operate its assets and conduct its business as now owned and conducted. The Company is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, and has all Authorizations required to own, lease and operate its properties and to carry on its business as now conducted.

(b)	True and complete copies of the Constating Documents of the Company and each of its Subsidiaries have been disclosed in the Data Room, neither the Company nor any of its Subsidiaries is in violation of such documents and no action has been taken to amend or supersede such documents.

(2)	Corporate Authorization.

The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery and performance by the Company of this Agreement and the consummation of the Arrangement have been duly authorized by the Special Committee and the Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the Arrangement other than the Required Approval.

(3)	Execution and Binding Obligation.

This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms, subject only to any limitation under bankruptcy, insolvency or other Law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4)	Governmental Authorization.

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Arrangement does not require any Authorization or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity, other than (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) filings with the Director under the OBCA; (iv) the Regulatory Approvals; and (v) compliance with Securities Laws and the rules and policies of the Exchange.

(5)	No Conflict/ Non- Contravention.

(a)	The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	contravene, conflict with, or result in any violation or breach of the Constating Documents of the Company;

(ii)	assuming compliance with the matters referred to in Section 1(4) above, and subject to the receipt of the Regulatory Approvals, including the Competition Act Approval, contravene, conflict with or result in a violation or breach of Law;

(iii)	allow any Person to exercise any rights, require any consent or other action by any Person, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Contract, Lease or other instrument indenture, deed of trust, mortgage, bond or any Authorization to which the Company or any of its Subsidiaries is a party of by which the Company or any of its Subsidiaries is bound; or

(iv)	result in the creation or imposition of any Lien upon any of the Company’s assets or the assets of any of its Subsidiaries,

with such exceptions, in the case of paragraphs (ii) through (iv), as would not be reasonably expected to adversely impair or materially delay the consummation of the Arrangement.

(6)	Capitalization.

(a)

The authorized capital of the Company consists of 6,000,000 Class A Shares and 2,000 common shares. As of the close of business one (1) day prior to the date of this Agreement, there were issued and outstanding the number of Class A Shares set out in Section 6(a) of the Company Disclosure Letter and no common shares were issued and outstanding. All outstanding Class A Shares have been duly authorized and validly issued, and are fully paid and non-assessable. All of the Class A Shares issuable upon the exercise of outstanding Company Options have been duly authorized and, upon issuance in accordance with their respective terms, have been validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights. No Class A Shares have been issued and no Company Options, DSUs or RSUs have been granted in violation of any Law or any pre-emptive or similar rights applicable to them.

(b)	Section 6(b) of the Company Disclosure Letter sets forth, in respect of each Company Option outstanding as of the date of this Agreement: (i) the number of Class A Shares issuable upon exercise; (ii) the purchase price payable; (iii) the date of grant; (iv) the date of expiry; (v) the name of the registered holder, identifying whether such holder is not an employee of the Company; and (vi) the extent to which such Company Options are vested and are exercisable, identifying whether such vesting or exercise may be accelerated as a result, either alone or together with another event or occurrence, of the Arrangement. The Stock Option Plan and the grant of outstanding Company Options have been duly authorized and approved by the Board, the Class A Shareholders and the Exchange, as applicable, in compliance with Law and the terms of the Stock Option Plan, and have been recorded on the Company’s financial statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating,” “spring loading” or similar practices.

(c)	Section 6(c) of the Company Disclosure Letter sets forth, as of date of this Agreement, the number of outstanding DSUs and RSUs, and the price recorded on issuance and expiration dates, as applicable, of such DSUs and RSUs. All outstanding DSUs and RSUs are fully vested.

(d)	Except for the outstanding Company Options and outstanding DSUs and RSUs described in the foregoing subparagraphs (b) and (c), there are no issued, outstanding or authorized options, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate the Company or any of its Subsidiaries to, directly or indirectly, issue or sell any securities of the Company or any of its Subsidiaries, or give any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, or the value of which is based on the value of the securities of the Company or any of its Subsidiaries.

(e)	There are no issued, outstanding or authorized:

(i)	agreements of the Company to repurchase, redeem or otherwise acquire any securities of the Company or any of its Subsidiaries, or qualify securities for public distribution in Canada or elsewhere, or with respect to the voting or disposition of any securities of the Company or any of its Subsidiaries; or

(ii)	notes, bonds, debentures or other evidences of indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of Class A Shares on any matter.

(f)	All dividends or distributions on securities of the Company that have been declared or authorized have been paid in full.

(7)	Debt.

As of November 30, 2012, each of the Debt, Income Taxes Payable, Income Taxes Refunds Receivable and Working Capital is accurately set out in Section 7 of the Company Disclosure Letter.

(8)	Shareholders’ and Similar Agreements.

The Company has never been subject to, or affected by, any unanimous shareholders agreement and is not party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of the Company or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in the Company and the Company has not adopted a shareholder rights plan or any other similar plan or agreement.

(9)	Subsidiaries.

(a)	The following information with respect to every Subsidiary of the Company is accurately set out in Section 9(a) of the Company Disclosure Letter: (i) its name; (ii) the number, type and principal amount, as applicable, of its outstanding equity securities or other equity interests and a list of registered holders of capital stock or other equity interests; and (iii) its jurisdiction of incorporation, organization or formation.

(b)	Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each Subsidiary is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, and has all Authorizations required to own, lease and operate its properties and to carry on its business as now conducted.

(c)

The Company is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests of each of the Subsidiaries, free and clear of any Liens, all such shares or other equity interests so owned by the Company have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or interests have been issued in violation of any pre-emptive or similar rights. Except for the shares or interests owned by the Company in any Subsidiary, the Company does not own, beneficially or of record, any equity interests of any kind in any other Person and has no obligation to make any loan or capital contribution to any Person (other than its Subsidiaries).

(10)	Securities Law Matters.

(a)	The Company is a “reporting issuer” under Securities Laws in the provinces of Ontario, British Columbia, Alberta and Manitoba (the “Reporting Jurisdictions”). The Class A Shares are listed and posted for trading on the Exchange. The Company is not in default of Securities Laws or the rules or policies of the Exchange.

(b)	The Company has not taken any action to cease to be a reporting issuer in the Reporting Jurisdictions nor has the Company received notification from any Securities Authority seeking to revoke the reporting issuer status of the Company. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Company is pending, in effect, has been threatened, or is expected to be implemented or undertaken, and the Company is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(c)	The Company has timely filed or furnished all Company Filings required to be filed or furnished by the Company with any Governmental Entity (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of National Instrument 51-102 – Continuous Disclosure Obligations). Each of the Company Filings complied as filed with Law and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation.

(d)	The Company has not filed any confidential material change report (which at the date of this Agreement remains confidential) or any other confidential filings (including redacted filings) filed to or furnished with, as applicable, any Securities Authority. There are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of the Company Filings and neither the Company nor any of the Company Filings is the subject of an ongoing audit, review, comment or investigation by any Securities Authority or the Exchange.

(11)	U.S. Securities Law Matters.

(a)	The Company does not have, nor is it required to have, any class of securities registered under the Securities Exchange Act of 1934 of the United States of America (the “Exchange Act”), nor is the Company subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the Exchange Act.

(b)	The Company is not, and has never been, subject to any requirement to register any class of its equity securities pursuant to section 12(g) of the Exchange Act, is not an investment company registered or required to be registered under the Investment Company Act of 1940 of the United States of America, and is a “foreign private issuer” (as such term is defined in Rule 3b-1 under the Exchange Act).

(c)	No securities of the Company have been traded on any national securities exchange in the United States during the past 12 calendar months.

(12)	Financial Statements.

(a)	The Company Financial Statements: (i) were prepared in accordance with GAAP and Securities Laws; (ii) complied as to form in all material respects with applicable accounting requirements in Canada; and (iii) fairly presented in all material respects, the assets, liabilities (whether accrued, absolute, contentment or otherwise), consolidated financial position, results of operations or financial performance and cash flows of the Company and its Subsidiaries as of their respective dates and the consolidated financial position, results of operations or financial performance and cash flows of the Company and its Subsidiaries for the respective periods covered by such financial statements (except as may be expressly indicated in the notes to such financial statements).

(b)	The Company does not intend to correct or restate, nor is there any basis for any correction or restatement of, any aspect of any of the Company Financial Statements. The selected financial data and the summary financial information included in the Company Filings present fairly the information shown in the Company Filings and have been compiled on a basis consistent with that of the audited financial statements included in the Company Filings. The other financial and operational information included in the Company Filings presents fairly the information included in the Company Filings.

(c)	Except as disclosed in the Company Filings, there are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of the Company or any of its Subsidiaries with unconsolidated entities or other Persons.

(d)	The financial books, records and accounts of the Company and each of its Subsidiaries: (i) have been maintained, in all respects, in accordance with GAAP with respect to annual and quarterly financial statements, and have been maintained consistent with past practice with respect to all other interim financial statements; (ii) are stated in reasonable detail; (iii) accurately and fairly reflect all the transactions, acquisitions and dispositions of the Company and its Subsidiaries; and (iv) accurately and fairly reflect the basis for the Company’s financial statements.

(13)	Books and Records.

(a)	The corporate records and minute books of the Company and each of its Subsidiaries have been maintained in accordance with all applicable Laws, and the minute books of the Company and its Subsidiaries as provided to the Purchaser are complete and accurate in all material respects. The corporate minute books for the Company and its Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held.

(14)	Disclosure Controls and Internal Control over Financial Reporting.

(a)	The Company has established and maintains disclosure controls and procedures (as such term is defined in National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings (“NI 52-109”)) to provide reasonable assurance that: (i) material information relating to the Company is made known to the Company’s management, particularly during the periods in which the Company’s interim filings and annual filings (as such terms are defined in NI 52-109) are being prepared; and (ii) information required to be disclosed by the Company in its annual or interim filings or other reports filed or submitted by it under Securities Laws, is recorded, processed, summarized and reported within the time periods specified in Securities Laws.

(b)	The Company has established and maintains a system of internal control over financial reporting (as such term is defined in NI 52-109) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)	There is no material weakness (as such term is defined in NI 52-109) relating to the design, implementation or maintenance of the Company’s internal control over financial reporting (that would reasonably be expected to adversely affect the ability of the Company to record, process, summarize or report financial information), or fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company.

(d)	None of the Company, any of its Subsidiaries or, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any complaint, allegation, assertion, or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including any complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, or any expression of concern from its employees regarding questionable accounting or auditing matters.

(15)	No Undisclosed Liabilities.

(a)	There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (i) disclosed in the Company Financial Statements or in the notes thereto or otherwise in the Company Filings; (ii) incurred in the Ordinary Course; or (iii) incurred in connection with this Agreement.

(b)	The principal amount of all Debt as of November 30, 2012 is disclosed in Section 15(b) of the Company Disclosure Letter.

(16)	Non-Arms Length Transactions.

Neither the Company nor any of its Subsidiaries is indebted to any director, officer, employee or agent of, or independent contractor to, the Company or any of its Subsidiaries or any of their respective affiliates or associates (except for amounts due in the Ordinary Course as salaries, bonuses and director’s fees or the reimbursement of Ordinary Course expenses). To the knowledge of the Company, there are no Contracts with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer, director, employee or agent of, or independent contractor to, of the Company or any of its Subsidiaries, or any of their respective affiliates or associates.

(17)	No “Collateral Benefit”.

To the knowledge of the Company, no related party of the Company (within the meaning of Multilateral Instrument 61-101 – Insider Bids, Issuer Bids, Going Private Transactions and Related Party Transactions) together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Class A Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of such instrument) as a consequence of the transactions contemplated by this Agreement.

(18)	Ordinary Course.

(a)	Since December 31, 2011:

(i)	other than the transactions contemplated in this Agreement, the business of the Company and its Subsidiaries has been conducted in the Ordinary Course;

(ii)	other than the transactions contemplated in this Agreement, there has not been any event, circumstance or occurrence which has had, or is reasonably likely to give rise to, a Material Adverse Effect;

(iii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) has been incurred, other than in the Ordinary Course;

(iv)	except in connection with the Company’s conversion to International Financial Reporting Standards or as required by GAAP and as set out in the Company Filings, there has not been any change in the accounting practices used by the Company and its Subsidiaries;

(v)	except for Ordinary Course adjustments, there has not been any increase in the salary, wages, bonus, or other remuneration payable to any Company Employees;

(vi)	the Company and its Subsidiaries have not removed any auditor or director or terminated any officer;

(vii)	except for Ordinary Course adjustments or in connection with the Arrangement, the Company and its Subsidiaries have not made any bonus or profit-sharing distribution or similar payment of any kind;

(viii)	there has not been any redemption, repurchase or other acquisition of Class A Shares by the Company, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash or otherwise) with respect to the Class A Shares;

(ix)	there has not been a material change in the level of accounts receivable or payable, inventories or employees, other than those changes in the Ordinary Course;

(x)	there has not been any entering into, or an amendment of, any Material Contract, other than in the Ordinary Course; and

(xi)	there has not been any satisfaction or settlement of any claims or liabilities that were not reflected in the Company Financial Statements, other than the settlement of claims or liabilities incurred in the Ordinary Course.

(19)	Financial Information.

The forecasts, budgets or projections related to the fourth quarter of 2012 and the first quarter of 2013 provided by or on behalf of the Company to the Purchaser have been prepared in good faith and contain reasonable estimates of the prospects of the business of the Company.

(20)	Compliance with Laws.

The Company, each of its Subsidiaries and each of their respective directors and officers is, and since December 31, 2009 has been, in compliance with Law. Neither the Company nor any of its Subsidiaries has been convicted of any crime, has engaged in any conduct that could result in criminal liability or, to the knowledge of the Company, is under any investigation with respect to, has been charged or threatened to be charged with, or has received notice of, any violation or potential violation of any Law. None of the directors or officers of the Company and the Subsidiaries have been disqualified from acting as a director or officer or subject to any order required to be disclosed pursuant to Securities Laws.

(21)	Authorizations and Licenses.

(a)	Section 21(a) of the Company Disclosure Letter lists and describes all Authorizations that are required by Law in connection with the operation of the business of the Company or any of its Subsidiaries as presently or previously conducted, since January 1, 2008, or in connection with the ownership, operation or use of the assets of the Company or any of its Subsidiaries.

(b)	The Company or its Subsidiaries, as applicable, lawfully hold, own or use, and have complied with, all such Authorizations. Each Authorization is valid and in full force and effect in accordance with its terms, and is renewable by its terms or in the Ordinary Course of business without the need for the Company to comply with any special rules or procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees.

(c)	No action, investigation or proceeding is pending in respect of or regarding any such Authorization and none of the Company, its Subsidiaries or to the knowledge of the Company any of their respective officers or directors has received notice, whether written or oral, of revocation, non-renewal or material amendments of any such Authorization, or of the intention of any Person to revoke, refuse to renew or materially amend any such Authorization.

(d)	Neither the Company, any of its Subsidiaries, or any of their respective officers or directors, owns or has any proprietary, financial or other interests (direct or indirect) in any such Authorization.

(22)	Opinion of Financial Advisors.

The Board and the Special Committee have received the Fairness Opinion. The Company has made true and complete disclosure to the Purchaser of all fees, commissions or other payments that may be incurred pursuant to such engagement or that may otherwise be payable to Ernst & Young LLP.

(23)	Finders’ Fees.

Except for the engagement letter between the Company and Ernst & Young LLP and the fees payable under or in connection with such engagement, no investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, or any of their respective officers, directors or employees, or is entitled to any fee, commission or other payment from the Company or any of its Subsidiaries, or any of their respective officers, directors or employees, in connection with this Agreement.

(24)	Board and Special Committee Approval.

(a)	The Special Committee, after consultation with its financial and legal advisors, has unanimously recommended that the Board approve the Arrangement and that the Class A Shareholders vote in favour of the Arrangement Resolution.

(b)	The Board, acting on the unanimous recommendation in favour of the Arrangement by the Special Committee, has unanimously: (i) determined that the Consideration is fair from a financial point of view to the Class A Shareholders and that the Arrangement is in the best interests of the Company; (ii) resolved, subject to Section 7.2(1)(d)(ii) of this Agreement, to unanimously recommend that the Class A Shareholders vote in favour of the Arrangement Resolution; and (iii) authorized the entering into of this Agreement and the performance by the Company of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations.

(c)	Each of the directors and officers of the Company has advised the Company and the Company believes that they intend to vote or cause to be voted all Class A Shares beneficially held by them in favour of the Arrangement Resolution and the Company shall make a statement to that effect in the Company Circular.

(25)	Material Contracts.

(a)	Section 25(a) of the Company Disclosure Letter sets out a complete and accurate list of all Material Contracts. True and complete copies of the Material Contracts have been disclosed in the Data Room.

(b)	Each Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Company or a Subsidiary, as applicable, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and to general principles of equity) and is the product of fair and arms’ length negotiations between each of the parties to such Material Contracts.

(c)	The Company and each of its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under the Material Contracts and neither the Company nor any of its Subsidiaries is in breach or default under any Material Contract, nor does any condition that with the passage of time or the giving of notice or both would result in such a breach or default.

(d)	None of the Company or any of its Subsidiaries knows of, or has received any notice (whether written or oral) of, any breach or default under any Material Contract by any other party to such Material Contract, nor does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default.

(e)	The Company has not received any notice (whether written or oral), that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or any of its Subsidiaries, and no such action has been threatened.

(26)	Real Property.

(a)	The Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Properties, which constitute all of the real or immovable property owned by the Company or its Subsidiaries, free and clear of any Liens, except for Permitted Liens. None of the Company or its Subsidiaries has granted any outstanding options or rights of first refusal to purchase the Owned Properties, or any portion thereof or interest therein.

(b)	Each lease or sublease in respect of which the Company owes an obligation (each, a “Lease”) for real or immovable property leased or subleased by the Company or its Subsidiaries (the “Leased Properties”) is set out in Section 26(b) of the Company Disclosure Letter and is in full force and effect unamended by oral or written agreement, true and complete copies of which (including all related amendments and supplements) have been disclosed in the Data Room, and none of the Company or any of its Subsidiaries is in default under such Lease.

(c)	None of the Leases have been assigned by the Company or any of its Subsidiaries in favour of any Person or sublet.

(27)	Personal Property.

The Company and/or its Subsidiaries have good title to all material personal or movable property of any kind or nature which the Company or any of its Subsidiaries owns (as reflected on the most recent balance sheet of the Company), free and clear of all Liens (other than Permitted Liens). The Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all material personal or movable property leased by and to the Company or any of its Subsidiaries as used, possessed and controlled by the Company or its Subsidiaries, as applicable.

(28)	Intellectual Property.

(a)	The Company and/or its Subsidiaries own all right, title and interest in and to, or have validly licensed (and are not in material breach of such licenses), all Intellectual Property that is material to the conduct of the business, as presently conducted, of the Company and its Subsidiaries other than commercial and routine off-the-shelf software (collectively, the “Material IP”).

(b)	Section 28(b) of the Company Disclosure Letter sets forth a complete and correct list of all Material IP.

(c)	The Material IP that is owned by or licensed to the Company and/or its Subsidiaries is sufficient, in all respects, for conducting the business, as presently conducted, of the Company and its Subsidiaries.

(d)	To the knowledge of the Company, all Material IP owned or used under license by the Company and/or its Subsidiaries is valid and enforceable.

(e)	No claims have been asserted or, to the knowledge of the Company, are threatened by any Person alleging that the carrying on of the business of the Company and of its Subsidiaries, including the use of Material IP and Technology (as defined below), infringes upon that Person’s Intellectual Property rights, and there are no valid grounds for any bona fide claims by any Person alleging a breach, violation, interference, conflict or infringement with or of their Intellectual Property rights.

(f)	To the knowledge of the Company, no third party is infringing upon the Material IP owned or licensed by the Company or its Subsidiaries.

(g)	The Company and its Subsidiaries are not and have never been promoters of, or contributors to, any industry standards body or similar organization that could require or obligate the Company or its Subsidiaries to grant or offer to any other Person any license or right to any Material IP owned by the Company or its Subsidiaries.

(h)	All computer hardware and associated firmware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Company and its Subsidiaries (collectively, the “Technology”) are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Subsidiaries. The Company and its Subsidiaries own or have validly licensed or leased (and are not in breach of such licenses or leases) such Technology.

(i)	All Material IP and Technology that is confidential has been maintained in confidence by the Company and its Subsidiaries using commercially reasonable protection procedures.

(j)	All current and former employees and consultants of the Company or its Subsidiaries whose duties or responsibilities relate to the business of the Company or its Subsidiaries have entered into confidentiality, Intellectual Property assignment and proprietary information agreements with and in favour of the Company or its Subsidiaries.

(29)	Litigation.

(a)	There are no claims, actions, inquiries, proceedings or investigations in effect or ongoing or, pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries, the business of the Company or any of its Subsidiaries or affecting any of their respective current or former properties or assets by or before any Governmental Entity or any other Person. None of the matters disclosed in Section 29(a) of the Company Disclosure Letter, if determined adverse to the interests of the Company or its Subsidiaries, would have, or reasonably could be expected to: (i) have a Material Adverse Effect; (ii) prevent, hinder or delay the consummation of the Arrangement; or (iii) affect the Purchaser’s ability to own or operate the business, properties or assets of the Company or its Subsidiaries, as applicable, nor are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, proceeding or investigation.

(b)	There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, threatened against or relating to the Company any of its Subsidiaries before any Governmental Entity.

(c)	Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree.

(30)	Environmental Matters.

(a)	No written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is in violation of, or has any liability or potential liability under, any Environmental Law, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which allege a violation of, or any liability or potential liability under, any Environmental Law and the Company is not aware of any facts or circumstances that reasonably could be expected to give rise to any such notice, claim, order, complaint or penalty.

(b)	The Company and each of its Subsidiaries has all environmental permits necessary for the operation of their respective businesses and to comply with all Environmental Laws and the operations of the Company and each of its Subsidiaries are in compliance in all respects with Environmental Laws.

(c)	Neither the Company nor any of its Subsidiaries has caused any release of a Hazardous Material on, at, from or under any real or immovable property currently or formerly owned, leased, operated, occupied or otherwise utilized by the Company or any of its Subsidiaries (including without limitation any location used for the storage, disposal, recycling or other handling of any Hazardous Materials) that is reasonably likely to form the basis of any material claim against the Company or any of its Subsidiaries.

(d)	Neither the Company nor any of its Subsidiaries has, either expressly or by operation of Law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation arising under any Environmental Law, other than the indemnification of directors and officers in accordance with the bylaws of the Company.

(e)	None of the Owned Properties or Leased Properties: (i) have ever been used by the Company or any of its Subsidiaries as a waste disposal site or as a licensed landfill; or (ii) have, except in compliance with Environmental Law, ever had asbestos, asbestos-containing materials, PCBs, radioactive substances or aboveground or underground storage systems, active or abandoned, located on, at or under them, for the period during which the Company owned the Owned Properties or leased the Leased Properties.

(f)	The Company has not transported, removed or disposed of any waste from Canada to a location outside of Canada.

(g)	The Company has not been required by any Governmental Entity to: (i) alter any of the Owned Properties or Leased Properties in a way in order to be in compliance with Environmental Laws; or (ii) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any real property.

(h)	The assets of the Company and its Subsidiaries are capable of, and are not restricted by any Authorization or Contract from, being operated at maximum daily and annual production capacity while remaining in compliance with Environmental Laws.

(i)	Section 30(i) of the Company Disclosure Letter lists all reports and documents in the Company’s possession relating to the environmental matters affecting the Company or any of the Owned Properties or Leased Properties. Copies of all such reports and documents have been disclosed in the Data Room. There are no other reports or documents relating to environmental matters affecting the Company or any of the Owned Properties or Leased Properties, which have not been made available to the Purchaser whether by reason of confidentiality restrictions or otherwise.

(j)	For the purpose of this Section 30, “Hazardous Material” means petroleum, petroleum hydrocarbons, petroleum products or petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mould, lead or lead-containing materials, and polychlorinated biphenyls, and any other chemical, material, substance or waste in any amount or concentration: (i) that is now as or included in the definition of “hazardous substances”, “hazardous materials”, “hazardous wastes”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “pollutants”, “deleterious substances”, “dangerous goods”, “corrosive substances”, “regulated substances”, “solid wastes” or “contaminants” or words of similar import under any Environmental Law; or (ii) that is otherwise regulated under or for which liability can be imposed under Environmental Law.

(31)	Employees.

(a)	Section 31(a) of the Company Disclosure Letter sets out a true and complete list of all Company Employees and independent contractors (without showing names or employee numbers), including their respective location, hire date and cumulative length of service, position, compensation (including but not limited to salary, wage rates, consulting fees, bonus and commissions), benefits, annual vacation entitlement in days, their accrued and unused vacation days as of October 20, 2012, any other paid time off entitlement in days and their accrued and unused days of such other paid time off as of October 20, 2012, current status (full time or part-time, active or non-active (and if non-active, the reason for leave)) and whether they are subject to a written employment Contract as well as a list of all former Company Employees to whom the Company or any of its Subsidiaries has or may have any outstanding obligations, indicating the nature and the value of such obligations.

(b)	Each independent contractor of the Company and its Subsidiaries has been properly classified as an independent contractor and neither the Company nor any Subsidiary has received any notice from any Governmental Entity disputing such classification.

(c)	Each Company Employee that has been classified as being exempt from all Laws requiring payment of overtime for hours worked in a day or a week has been properly classified as being exempt from such Laws and neither the Company nor any Subsidiary has received any notice from any Governmental Entity, or current or former Company Employee, disputing such classification.

(d)	All written Contracts, if any, in relation to the top ten compensated Company Employees have been disclosed in the Data Room. No Company Employee that is aware of the Arrangement has indicated to the Company or its Subsidiaries that he or she intends to resign, retire or terminate his or her engagement with the Company or Subsidiary as a result of the transactions contemplated by this Agreement or otherwise.

(e)	The Company and its Subsidiaries are in compliance with all terms and conditions of employment and all Law respecting employment, including pay equity, wages, hours of work, overtime, human rights and occupational health and safety, and there are no outstanding claims, complaints, investigations or orders under any such Law.

(f)	The Company and its Subsidiaries have not and are not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries.

(g)	All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits under Employee Plans and other similar accruals have either been paid or are accurately reflected in the books and records of the Company or of the applicable Subsidiary.

(h)	No Company Employee has any Contract in relation to any employee’s termination, length of notice, pay in lieu of notice, severance, job security or similar provisions. There are no change of control payments, golden parachutes, severance payments, retention payments, Contracts or other agreements, plans or arrangements with current or former Company Employees, directors or other service providers providing for cash or other compensation or benefits (including any increase in amount of compensation or benefit or the acceleration of time of payment or vesting of any compensation or benefit) upon the consummation of, or relating to, the Arrangement, including a change of control of the Company or any of its Subsidiaries. There are no plans or arrangements, Contracts or agreements: (i) providing for any payment that could, individually or in combination with any other payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); or (ii) providing for any funding (through a grantor trust or otherwise) of compensation or benefits upon the consummation of, or relating to, the Arrangement, including a change of control of the Company or any of its Subsidiaries.

(i)	All assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation have been paid in the Ordinary Course. No audit of the Company or any Subsidiary is currently being performed pursuant to any applicable workplace safety and insurance legislation. The Company and its Subsidiaries have disclosed in the Data Room all assessments, experience ratings and accident claims filed pursuant to workplace safety and insurance legislation over the past two (2) years.

(j)	The Company and its Subsidiaries have disclosed in the Data Room all orders and inspection reports under applicable occupational health and safety legislation (“OHSA”) together with the minutes of the Company’s and each Subsidiary’s joint health and safety committee meetings for the past three (3) years. There are no charges pending under OHSA. The Company and its Subsidiaries have complied with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding.

(k)	There have been no fatal or critical accidents which have occurred in the course of the operation of the business since December 31, 2008 which could reasonably be expected to lead to charges under Law.

(l)	The Company owes indemnities to the directors and officers of the Company in accordance with the bylaws of the Company.

(32)	Collective Agreements.

(a)	There is no Collective Agreement in force with respect to the Company Employees.

(b)	No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Company Employees by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the knowledge of the Company, threatened to apply to be certified as the bargaining agent of any Company Employees.

(c)	There are no pending or, to the knowledge of the Company, threatened union organizing activities involving any Company Employees, and no such activity has occurred within the last five (5) years. There is no labour strike, dispute, work slowdown or stoppage pending or involving or threatened against the Company or any of its Subsidiaries and no such event has occurred or, to the knowledge of the Company, has been threatened within the last five (5) years.

(d)	None of the Company or any of its Subsidiaries has: (i) engaged in any lay-off or termination activities within the past three (3) years that were in violation of the applicable provincial employment standards Law or other Law and would subject the Company or any of its Subsidiaries to the group termination or lay-off requirements of the applicable provincial employment standards Law or other Law; or (ii) incurred any liability under the U.S. Worker Adjustment and Retraining Notification Act (29 USC § 2101 et seq.) or any similar U.S. state Law that remains unsatisfied.

(e)

All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits under the Employee Plans have either been paid or are accurately reflected in the books and records of the Company or the applicable Subsidiary. The Company and its Subsidiaries have disclosed in the Data Room all written policies or in the case of oral policies, has described same, in Section 32(e) of the Company Disclosure Letter, relating to expense reimbursement for Company Employees whether they are reimbursed on an individual or collective basis.

(33)	Employee Plans.

(a)	Section 33(a) of the Company Disclosure Letter lists all health, welfare, fringe benefit, dental, life insurance, supplemental unemployment benefit, bonus, profit sharing, option, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, severance, termination, change of control, retirement, savings, pension or supplemental retirement plans and other employee or director employment, compensation or benefit plans, policies, trusts, funds, arrangements, programs, practices, Contracts or other agreements, whether written or oral, including each “employee benefit plan” within the meaning of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (i) which are sponsored, maintained or contributed to by, or binding upon, the Company or any of its Subsidiaries for the benefit of directors or former directors of the Company or any of its Subsidiaries, Company Employees or former Company Employees, or (ii) in respect of which the Company or any of its Subsidiaries has any actual or potential liability (collectively, the “Employee Plans”), but excluding any statutory plans with which the Company is required to comply.

(b)	The Company has disclosed in the Data Room correct and complete copies of all the Employee Plans as amended, together with all related documentation including: (i) summary plan descriptions and summaries of material modifications; (ii) the most recent U.S. Internal Revenue Service (“IRS”) determination or opinion letter (if applicable); (iii) the most recent annual reports to any Governmental Entity and attached schedules (including on Form 5500); (iv) financial statements and asset statements (audited and unaudited); (v) funding and investment management agreements (including insurance policies), (vi) trust agreements; (vii) third party administrator contracts, (viii) material correspondence with any Governmental Entity or any other relevant Person, including the IRS, the U.S. Department of Labor (the “DOL”), the U.S. Pension Benefit Guaranty Corporation (the “PBGC”) and the U.S. Securities and Exchange Commission (the “SEC”); and (ix) all other written communications (or a description of all oral communications) by the Company or any of its Subsidiaries to current or former Company Employees or other Employee Plan beneficiaries concerning the extent of the benefits provided under any Employee Plan. No changes have occurred or are expected to occur which would materially affect the information contained in the financial statements or asset statements required to be provided to the Purchaser.

(c)	Each Employee Plan is and has been established, registered, qualified and, in all material respects, administered in accordance with Law (including, if applicable, ERISA and Section 401(a) of the Code) and in accordance with its terms, the terms of the material documents that support such Employee Plan and the terms of agreements between the Company and/or any of the Subsidiaries, as the case may be, and their respective employees and former employees who are members of, or beneficiaries under, the Employee Plan. No fact or circumstance exists which could adversely affect the registered status of any such Employee Plan. Each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the Employee Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code, and there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification. With respect to each Employee Plan, all reports, returns, notices and other documentation required to have been filed with or furnished to any Governmental Entity, including the IRS, the DOL, the PBGC or the SEC, or to the participants or beneficiaries of such Employee Plan, have been filed or furnished on a timely basis. Each Employee Plan subject to Section 409A of the Code is in compliance in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder. Neither the Company, nor any of its agents or delegates, has breached any fiduciary obligation under ERISA with respect to the administration or investment of any Employee Plan.

(d)	All current obligations of the Company or any of its Subsidiaries regarding the Employee Plans have been satisfied. All contributions, (including all employer contributions and employee salary reduction contributions), premiums or taxes required to be made or paid by the Company or any of its Subsidiaries, as the case may be, under the terms of each Employee Plan or by Law in respect of the Employee Plans have been made in a timely fashion in accordance with Law in all respects and in accordance with the terms of the applicable Employee Plan, or if not required to have been paid as of the date of this Agreement, have been properly accrued on the financial statements in compliance with applicable accounting principles. No currently outstanding notice of underfunding, non-compliance or failure to be in good standing has been received by the Company or any of its Subsidiaries from any applicable Governmental Entity in respect of any Employee Plan that is a pension or retirement plan.

(e)

With respect to each Employee Plan, there are no pending investigations, audits, examinations or other proceedings, actions or claims initiated by any Governmental Entity (including any routine requests for information from the PBGC), or by any other party (other than routine claims for benefits) and there exists no state of facts which, after notice or lapse of time or both, would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any Employee Plan required to be registered or qualified. No written or oral communication has been received from the PBGC in respect of any Employee Plan concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein. There are no audits or actions initiated pursuant to the U.S. Employee Plans Compliance Resolution System or similar proceedings pending with the IRS or DOL with respect to any Employee Plan, including with respect to any Employee Plan’s compliance with or exemption from Section 409A of the Code.

(f)	No Employee Plan is a “registered pension plan” as such term is defined in the Tax Act.

(g)	No non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any Employee Plan.

(h)	None of the Employee Plans (other than pension plans, deferred profit sharing plans or group registered retirement plans) provide for retiree benefits or for benefits to retired employees or to the beneficiaries or dependants of retired employees, except as may be required under Law, including the U.S. Consolidate Omnibus Budget Reconciliation Act, and at the expense of the Company Employee or former Company Employee.

(i)	No provision of any Employee Plan, and no act or omission of the Company, in any way limits, impairs, modifies or otherwise affects the right of the Company to unilaterally amend or terminate any Employee Plan, and no commitments to improve or otherwise amend any Employee Plan have been made.

(j)	All employee data necessary to administer each Employee Plan in accordance with its terms and conditions and Law is in possession of the Company or its agents and such data is complete, correct, and in a form which is sufficient for the proper administration of each Employee Plan.

(k)

None of the Company, its Subsidiaries, or any of their respective ERISA Affiliates, sponsor, participate in or have any liability under, or have ever sponsored, participated in or had any liability under a defined benefit pension plan (including any such plan as defined in Section 3(35) of the Code) or any plan subject to Section 412 of the Code or Section 302 of ERISA. For greater certainty, no Employee Plan contains a “defined benefit provision” as such term is defined in subsection 147.1(1) of the Tax Act. For purposes of this Agreement, an “ERISA Affiliate” is an entity that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code. No Employee Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), and none of the Company, its

Subsidiaries or their ERISA Affiliates has at any time maintained or contributed to, or had any liability in respect of, any Multiemployer Plan. No event has occurred and no condition exists that would, by reason of the Company’s or any Subsidiary’s affiliation with any of their ERISA Affiliates, subject the Company or any of its Subsidiaries to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.

(l)	For each Employee Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date of such Form 5500. Neither the Company nor any of its Subsidiaries has any plan or Contract, whether legally binding or not, or has announced (orally or in writing) an intention to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by applicable Law, to modify, suspend or terminate any Employee Plan.

(m)	No Employee Plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(n)	All Company Options have an exercise price per Class A Share that may be purchased thereunder that was not less than the “fair market value” of such Class A Share on the date of grant, as determined in accordance with the terms of any applicable granting instrument and, to the extent applicable, Sections 409A and 422 of the Code. All Company Options have been properly accounted for by the Company or its Subsidiaries, as applicable, on their respective financial statements, and no change is expected in respect of any prior financial statement relating to expenses for stock compensation. There is no pending audit or action by any Governmental Entity or by the Company or any of its Subsidiaries with respect to the Company’s or any of its Subsidiaries’ stock option granting practices or other equity compensation practices. All Company Options are exempt stock rights under Section 409A of the Code.

(34)	Insurance.

(a)	Each of the Company and its Subsidiaries is, and has been continuously since January 1, 1977, insured by reputable third party insurers with reasonable and prudent policies appropriate the size and nature of the business of the Company and its Subsidiaries and their respective assets, including a sufficient level of insurance necessary to comply with the terms and conditions of its Authorizations and the Material Contracts. Since December 1, 2002, UIC, Inc. has acted as consultant to the Company in respect of insurance matters.

(b)

Section 34(b) of the Company Disclosure Letter contains a correct and complete list of insurance policies which are maintained by the Company setting out, in respect of each policy, the type of policy, the name of insurer, the coverage allowance, the expiration date, the annual premium and any pending claims. The Company has disclosed in the Data Room, true, correct and complete copies of all insurance policies, bonds or binders (including copies of all written amendments, supplements and other modifications thereto or waivers of rights thereunder), and the most recent inspection reports received from insurance underwriters.

(c)	The third party insurance policies of the Company and its Subsidiaries are in full force and effect in accordance with their terms, and the Company and its Subsidiaries are not in default under the terms of any such policy. There has not been any proposed, contemplated or threatened termination of, or premium increase with respect to, any of such policies.

(d)	The limits contained within such policies have not been exhausted or significantly diminished and no further premiums or payments will be due following the Effective Time with respect to periods of time occurring prior to the Effective Time.

(e)	The Company has made available a complete and accurate claims history for the Company during the past three (3) years including with respect to insurance obtained but not currently maintained, together with a statement of the aggregate amount of claims paid out, and claims pending.

(f)	There is no claim pending under any insurance policy that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any portion of such claims. All proceedings covered by any of the insurance policies have been properly reported to and accepted by the applicable insurer.

(g)	The Company is not in default with respect to any of the provisions contained in the insurance policies and has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion.

(h)	There are no circumstances in respect of which any Person could make a claim under any insurance policy. There has not been any adverse change in the relationship of the Company with its insurers, the availability of coverage, or in the premiums payable pursuant to the insurance policies.

(35)	Taxes.

(a)

The Company and each of its Subsidiaries has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all Tax Returns required to be filed by it with the appropriate Governmental Entity, such Tax Returns were complete and correct in all material respects and the Company and each of its Subsidiaries has paid all material Taxes, including instalments on account of Taxes for the current year required by Law, which are due and payable by it and the Company has provided adequate accruals in accordance with GAAP in the most recently published financial statements of the Company for any

Taxes of the Company and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the Ordinary Course.

(b)	The Company and each of its Subsidiaries has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by Law to be remitted by it.

(c)	The Company and each of its Subsidiaries has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial taxes and state and local taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it.

(d)	Other than Ordinary Course audits, reviews and investigations, there are no proceedings, investigations, audits or claims now pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes.

(e)	Neither the Company nor any of its Subsidiaries has acquired property from a non-arm’s length Person, within the meaning of the Tax Act for consideration the value of which is less than the fair market value of the property, in circumstances that could subject it to liability under Section 160 of the Tax Act.

(f)	The Company has made available in the Data Room copies of all Tax Returns for the years 2011 and 2010 and all material written communication to or from any Governmental Entity and relating to the Taxes of the Company or any of its Subsidiaries relating to periods or events in respect of which any Governmental Entity may by Law assess or otherwise impose any such tax on the Company or any of its Subsidiaries.

(g)	Each of the Company, 1094653 Ontario Inc., Denco Warehousing Ltd. and Automotive & General Export Company is a taxable Canadian corporation as defined in the Tax Act.

(h)

Neither the Company nor any of its Subsidiaries has received any notice or inquiry from any Governmental Entity outside of the country in which the Company or the Subsidiary, respectively, is organized, to the effect that the

Company or any of its Subsidiaries is subject to net basis taxation or is tax resident or tax domiciled in any country other than the country in which the Company or the Subsidiary, respectively, is organized.

(i)	There are no Liens for Taxes upon any properties or assets of the Company or any of its Subsidiaries (other than Liens relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in the Company’s audited financial statements).

(j)	Neither the Company nor its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(k)	Neither the Company nor its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.

(l)	With respect to Taxes payable in the United States of America: (i) both the Company and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code section 6662; and (ii) neither the Company nor its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code section 6707A(c)(1) and Regulation section 1.6011-4(b).

(36)	Full Disclosure.

The Company has filed all documents required to be filed by it in accordance with applicable Securities Laws with the Securities Authority or the Exchange. All such documents and information comprising the Company Filings as of their respective dates (or, if amended, as of the date of such amendment): (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; and (ii) complied in all material respects with the requirements of applicable Securities Laws, and any amendments to the Company Filings required to be made have been filed on a timely basis with the Securities Authority or the Exchange. The Company has not filed any confidential material change report with any Securities Authority or the Exchange that at the date of this Agreement remains confidential.

(37)	Sufficiency of Assets.

The assets and property of the Company and its Subsidiaries include all rights and interests necessary to enable the Purchaser to conduct such business substantially in the same manner as it was conducted prior to the Effective Time. With the exception of inventory, motor vehicles and equipment in transit, or those that may be in possession of Company Employees in the Ordinary Course, all of the assets and property of the Company and its Subsidiaries are situate at the Owned Properties or the Leased Properties.

(38)	Title to Assets.

The Company and its Subsidiaries own (with good title) all of the properties and assets (whether real, personal or mixed and whether tangible or intangible, and for greater certainty excluding Leases) reflected as being owned by the Company or its Subsidiaries in its financial books and records. The Company or its Subsidiaries have legal and beneficial ownership of such assets free and clear of all Liens, except for Permitted Liens. No other Person owns any property or assets which are being used in the business of the Company or its Subsidiaries except for the Leased Properties, the personal property leased by the Company pursuant to the Material Contracts and the Intellectual Property licensed to the Company or its Subsidiaries and disclosed in Section 38 of the Company Disclosure Letter.

(39)	No Options, etc. to Purchase Assets.

No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase or other acquisition from the Company or any Subsidiary of any of their respective property or assets.

(40)	Condition of Tangible Assets.

The buildings, plants, structures, vehicles, equipment, technology and communications hardware and other tangible personal property of the Company (including the Buildings and Fixtures) are structurally sound, in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put.

(41)	Buildings, Fixtures and Owned Properties.

The Company has not received any written notice from the appropriate municipality, fire department, sanitation, health or safety authorities of any outstanding material breaches of any Law relating to the Buildings and Fixtures on the Owned Properties which are not in the process of being dealt with in the Ordinary Course. The Company has ingress and egress into the Owned Properties. The Company has not received any written notice of any pending condemnation or expropriation proceeding against any of the Owned Properties which would preclude or impair the use of any of the Owned Properties for the purposes for which they are currently used. There are no outstanding work orders from or required by any municipality, police department, fire department, sanitation, health or safety authorities or from any other Person and there are no matters under discussion with or by the Company relating to any work orders.

(42)	Residence, Investment Canada and Competition Act.

(a)	Neither the Company nor any of its Subsidiaries provide any of the services, or engage in any of the activities of a “cultural business” within the meaning of the Investment Canada Act.

(b)	The value of the assets of the Company and the enterprise value of the Company, calculated in accordance with the Investment Canada Act, are each less than the applicable amount at which an application for review pursuant to Part IV of the Investment Canada Act would be required in respect of the Arrangement.

(c)	As calculated in accordance with section 109(1) of the Competition Act and the Notifiable Transactions Regulations to the Competition Act, the Company and all of its affiliates (as that term is defined in the Competition Act) have: (i) assets in Canada that do not exceed $130 million in aggregate value; and (ii) gross revenues from sales in, from or into Canada that do not exceed $170 million in aggregate value.

(43)	Right-of-Way Agreements.

The Company has all right-of-way agreements, license agreements or other agreements or consents permitting or requiring the Company or any of its Subsidiaries to lay, build, operate, maintain or place cable, wires, conduits or other equipment and facilities over land or underground, that are material to the conduct of the business, as presently conducted, of the Company and its Subsidiaries taken as a whole, (each, a “Right-of-Way Agreement”), and each such Right-of-Way Agreement is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under any Right-of-Way Agreement, no event has occurred which, with notice or lapse of time, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party under any Right-of-Way Agreement, and no third party has repudiated or has the right to terminate or repudiate any Right-of-Way Agreement.

(44)	Accounts Receivable.

All accounts receivable are bona fide, and, subject to an allowance for doubtful accounts that has been reflected in the books and records of the Company in accordance with GAAP and consistent with past practice, collectible without set off or counterclaim.

(45)	Inventories.

The inventory of the Company is good and usable and is capable of being processed and sold in the Ordinary Course at normal profit margins, subject to a reasonable allowance for obsolete inventory consistent with the allowances reflected in the Company’s most recently published financial statements. The inventory levels of the Company have been maintained at levels sufficient for the continuation of the business in the Ordinary Course. All inventories of the Company have been determined and valued in accordance with the policies, practices and procedures set forth in Section 45 of the Company Disclosure Letter.

(46)	Contracts with certain Persons.

The Company and its Subsidiaries have Contracts that have executory obligations to be performed by, or require additional payments to be made to, the Company or any of its Subsidiaries only with Persons resident, domiciled or existing only under the laws of the countries set out in Section 46 of the Company Disclosure Letter and shall not have any such Contracts with Persons resident, domiciled or existing under the laws of any other countries.

(47)	Customers and Suppliers.

(a)	Section 47(a) of the Company Disclosure Letter lists the 10 largest customers of the Company and its Subsidiaries on the basis of revenues for goods sold or services provided for each of the twelve month period ended December 31, 2011, showing the approximate total revenues from each such customer during such period (the “Substantial Customers”).

(b)	Section 47(b) of the Company Disclosure Letter lists the 20 largest suppliers of the Company and its Subsidiaries on the basis of cost of goods or services purchased for twelve month period ended December 31, 2011, showing the approximate total purchases from each such supplier during each such period (the “Substantial Suppliers”).

(c)	No Substantial Customer: (i) has advised (whether in writing (including by email) or orally) the Company or any of its Subsidiaries that it intends to cease buying materials, products or services from the Company or any of its Subsidiaries; or (ii) has decreased materially or threatened to decrease or limit materially or, to the knowledge of the Company, intends to modify materially its relationship with the Company or any of its Subsidiaries or intends to decrease or limit materially, its usage or purchase of the services or products of the Company or any of its Subsidiaries.

(d)	As of the date of this Agreement, to the knowledge of the Company, the consummation of the Arrangement will not adversely affect, in any material respect, the relationship of the Company or any of its Subsidiaries with any Substantial Customer.

(e)	No Substantial Supplier: (i) has advised the Company or any of its Subsidiaries that it intends, on an aggregate basis, to cease supplying materials, products or services to the Company or its Subsidiaries; or (ii) has decreased materially or threatened to decrease or limit materially or, to the knowledge of the Company, intends to modify materially its relationship with the Company or any of its Subsidiaries or intends to decrease or limit materially, its provision of services or products to the Company or any of its Subsidiaries.

(f)	As of the date of this Agreement, to the knowledge of the Company, the consummation of the Arrangement will not adversely affect, in any material respect, the relationship of the Company or any of its Subsidiaries with any Substantial Supplier.

(g)	Section 47(g) of the Company Disclosure Letter sets forth each dispute with any Substantial Customer or Supplier in the last three (3) years that was in excess of $50,000.

(h)	Neither the Company nor any of its Subsidiaries is party to any Contract pursuant to which it is obligated during any period to purchase a minimum amount of products or services from any Person and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to result in the Company or any of its Subsidiaries becoming a party to or otherwise bound by any Contract containing any such obligation or breaching any Contract as a result of the failure to fulfill any such obligation.

(48)	Product Warranties.

(a)	In the Ordinary Course, the Company has certain liabilities and obligations, including product liability, product warranty or service warranty liabilities and obligations, in respect of its products and services manufactured, constructed, installed, shipped, distributed, sold or provided by the Company in connection with the business, a representative sample of which has been provided in the Data Room. There are no matters, facts, circumstances or events in existence which will give rise to a payment obligation in respect of such liabilities or obligations after the Effective Date.

(b)	During the past three (3) years there has been no recall or withdrawal of any product produced or sold by the Company and its Subsidiaries or other similar federal, provincial or private action with respect to any such product.

(49)	Privacy.

The Company is, and has been since January 1, 2008, conducting its business in compliance with all Laws governing privacy and the protection of personal information, including the Personal Information Protection and Electronic Documents Act (Canada). The Company has a written privacy policy which governs the collection, use and disclosure of personal information and the Company is in compliance in all respects with such policy.

(50)	Bank Accounts and Powers of Attorney.

Section 50 of the Company Disclosure Letter is a correct and complete list showing: (i) the name of each bank in which the Company has an account or safe deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box, and (ii) the names of all Persons holding powers of attorney from the Company.

(51)	Foreign Corrupt Practices, etc.

(a)	To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor the directors, officers, agents, employees or representatives of the Company and each of its Subsidiaries has, in the course of its, or their, actions for, or on behalf of, the Company: (i) knowingly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) unlawfully offered or provided, directly or indirectly, anything of value to, or received anything of value from, any, foreign or domestic, government employee, official or any other Person; (iii) violated any provision of the FCPA, the CFPOA, the SEMA, the FACFOA or other similar Laws; (iv) directly or indirectly, taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Laws; or (v) engaged in any business with any Person with whom, or in any country in which, (X) it is prohibited for a United States person to engage under Law or under applicable United States sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or (Y) it is prohibited for a Person to engage under SEMA, FACFOA, any United Nations resolution or regulation or any other Law.

(b)	The Company has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the FCPA, CFPOA, SEMA and FACFOA.

(c)	To the knowledge of the Company, none of the directors, officers, agents, employees or representatives of the Company or any of its Subsidiaries is: (i) a “specially designated national” or blocked person under United States sanctions administered by the OFAC; or (ii) a Person identified under SEMA, FACFOA or any United Nations resolution or regulation.

(d)	For the purposes of this Section 52: (i) “CFPOA” means the Corruption of Foreign Public Officials Act, S.C. 1998, c. 34; (ii) “FACFOA” means the Freezing Assets of Corrupt Foreign Officials Act, S.C. 2011, c. 10; (iii) “FCPA” means the Foreign Corrupt Practices Act of 1977 (United States), 5 U.S.C. § 78dd-1, et seq.; and (iv) “SEMA” means the Special Economic Measures Act, S.C. 1992, c. 17.

Schedule D – Representations and Warranties of the Purchaser

(1)	Corporate Existence and Power. The Purchaser is a corporation duly incorporated and validly existing under the laws of Delaware and has the corporate power and authority to own and operate its assets and conduct its business as now owned and conducted.

(2)	Corporate Authorization. The Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery and performance by the Purchaser of this Agreement and the consummation of the Arrangement have been duly authorized by all necessary corporate action on the part of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement.

(3)	Governmental Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the Arrangement does not require any Authorization or other action by or in respect of, or filing, recording, registering or publication with, or notification to any Governmental Entity other than: (i) filings with the Director under the OBCA; (ii) the Regulatory Approvals (including the Competition Act Approval); and (iii) compliance with Securities Laws and the rules and policies of the Exchange.

(4)	Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Purchaser, and constitutes a legal, valid and binding agreement of the Purchaser enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(5)	Non-Contravention. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Arrangement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	contravene, conflict with, or result in any violation or breach of the Constating Documents of the Purchaser;

(ii)	assuming compliance with the matters referred to in paragraph (3) above, and subject to the receipt of the Regulatory Approvals, including the Competition Act Approval, contravene, conflict with or result in a violation or breach of Law;

(iii)	allow any Person to exercise any rights, require any consent or other action by any Person, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Purchaser is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any material contract to which the Purchaser is a party of by which the Purchaser is bound; or

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(iv)	result in the creation or imposition of any Lien upon any of the Purchaser’s assets;

with such exceptions, in the case of paragraphs (ii) through (iv), as would not be reasonably expected to adversely impair or materially delay the consummation of the Arrangement.

(6)	Sufficient Funds. The Purchaser has made adequate arrangements to ensure that funds will be available to pay the aggregate Consideration as required by the Agreement.

(7)	Security Ownership. The Purchaser does not beneficially own any securities of the Company or any of its affiliates.

(8)	Finders’ Fees. No investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of the Purchaser who is entitled to any fee, commission or other payment from the Company or any of its Subsidiaries upon consummation of the Arrangement.

(9)	Litigation. There is no proceeding pending against, or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Arrangement.

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Schedule E – Form of Officers’ Certificate re: Debt Reduction

H. PAULIN & CO., LIMITED

(the “Company”)

OFFICERS’ CERTIFICATE RE: DEBT REDUCTION

TO:	The Hillman Companies, Inc. (the “Purchaser”)

DATE:	—, 2013

Reference is made to the arrangement agreement dated December 17, 2012 (the “Agreement”) between the Company and the Purchaser. Capitalized terms used herein but not defined will have the meanings ascribed to them in the Agreement.

Pursuant to section 4.5(2) of the Agreement, the undersigned, the President and the Chief Financial Officer of the Company, hereby certify for and on behalf of the Company, and not in their personal capacities, that, as of the Assessment Date:

1.	the Debt is equal to $—;

2.	the Income Taxes Payable are equal to $—;

3.	the Income Taxes Refunds Receivable are equal to $—; and

4.	the Working Capital Decrease is equal to $—.

This certificate is being given by the Company to be relied upon by the Purchaser, without personal liability of the undersigned, and any party seeking to make a claim with respect to any matter contained in this certificate shall have recourse solely to the Company.

Richard Paulin President
Murray Mateyk Chief Financial Officer

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Schedule F – Form of Officers’ Certificate re: Debt Limit

H. PAULIN & CO., LIMITED

(the “Company”)

OFFICERS’ CERTIFICATE RE: DEBT LIMIT

TO:	The Hillman Companies, Inc. (the “Purchaser”)

DATE:	—, 2013

Reference is made to the arrangement agreement dated December 17, 2012 (the “Agreement”) between the Company and the Purchaser. Capitalized terms used herein but not defined will have the meanings ascribed to them in the Agreement.

Pursuant to section 4.5(5) of the Agreement, the undersigned, the President and the Chief Financial Officer of the Company, hereby certify for and on behalf of the Company, and not in their personal capacities, that neither the Debt of the Company as of the date thereof nor the estimated Debt of the Company as of the Effective Date will exceed $12,000,000, in each case excluding the first $400,000 of Debt directly attributable to the cost of terminating any forward exchange contracts to which the Company or its Subsidiaries are a party. For these purposes, Debt of the Company shall exclude indebtedness incurred in connection with costs related to inventory and point of purchase materials directly attributable to the new business conducted between the Company and each of the Home Depot of Canada Inc. (Builders Hardware) and Walmart Canada Corp. (new product lines), up to a maximum of $4,000,000.

This certificate is being given by the Company to be relied upon by the Purchaser, without personal liability of the undersigned, and any party seeking to make a claim with respect to any matter contained in this certificate shall have recourse solely to the Company.

Richard Paulin President
Murray Mateyk Chief Financial Officer

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Schedule G – Form of Acknowledgment and Release

ACKNOWLEDGMENT AND RELEASE

TO:	H. Paulin & Co., Limited (the “Company”)

AND TO:	The Hillman Companies, Inc. (the “Purchaser”)

FROM:

DATE:	, 2012

I understand that the Company intends to effect a plan of arrangement under the Business Corporations Act (Ontario) pursuant to which the Purchaser will acquire, directly or indirectly, all of the outstanding Class A common shares (the “Class A Shares”) of the Company and each holder of Class A Shares will receive consideration of $27.60 per Class A Share (the “Arrangement”).

I confirm that the entirety of the equity based compensation granted to me by the Company that remains outstanding as of the date hereof consists of:

[Instructions: Please confirm number of outstanding Company Options, DSUs and RSUs or insert “Nil”, as applicable.]

1.	The following options to purchase Class A Shares (the “Company Options”):

(a)	Company Options with an exercise price of $15.67 per Company Option (the “2006 Options”),

(b)	Company Options with an exercise price of $8.00 per Company Option (the “2008 Options”), and

(c)	Company Options with an exercise price of $8.58 per Company Option (the “2010 Options”);

2.	deferred stock units (“DSUs”); and

3.	restricted stock units (“RSUs”)

(collectively, the “Equity Based Compensation”).

In connection with the completion of the Arrangement, I acknowledge that the Company proposes to cancel each Company Option, DSU and RSU listed above in return for a payment to me of $         consisting of:

1.	(a) $ , representing an amount equal to $27.60 less the exercise price of $15.67, for each 2006 Option listed above; (b) $ , representing an amount equal to $27.60 less the exercise price of $8.00, for each 2008 Option listed above; and (c) $ , representing an amount equal to $27.60 less the exercise price of $8.58, for each 2010 Option listed above, for an aggregate payment of $ (the “In-the-Money Amount”); and

2.	$27.60 for each DSU and RSU listed above, for an aggregate payment of $ (the “Payout Amount”).

In consideration of the payment to me of the In-the-Money Amount and the Payout Amount, less any and all statutory payroll, withholding or other employment taxes applicable to such amounts, I agree to the cancellation of the Company Options, DSUs and RSUs listed above, and agree that upon receipt of such payment: (a) I will have no further right of entitlement with respect to the Equity Based Compensation or any other stock options, restricted stock units, deferred stock units, phantom stock options or other forms of equity based compensation; and (b) I irrevocably and unconditionally release and discharge the Released Persons (as defined below) from any and all Released Claims (as defined below).

As used in this release: (a) “Released Persons” means the Company, the Purchaser, their subsidiaries and affiliates, and their respective directors, officers, employees and agents and representatives, both current and former; (b) “Claims” means all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, accounts, contracts and covenants (whether express or implied), claims and demands whatsoever for losses, liabilities, damages, indemnity, costs, expenses, interest or injury of every nature and kind whether in law or in equity; and (c) “Released Claims” means any and all Claims which I have now, or may have in the future, whether known or not, against any Released Person, relating to or arising out of the Equity Based Compensation.

I acknowledge that I have had an opportunity to fully review this release, and have had an opportunity to obtain independent legal advice in respect of this release and have received independent legal advice or have voluntarily declined to do so.

This release enures to the benefit of each of the Released Persons, and their respective successors, heirs, legal representatives and assigns. This release is binding upon me and my successors, heirs, legal representatives and assigns.

This acknowledgment and release is governed by and will be interpreted and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

IN WITNESS WHEREOF I have executed this acknowledgment and release at                     (city, province) on             , 2012.

Witness	Print Name:

Schedule H – Key Consents

1.	Consent of the Bank of Nova Scotia pursuant to a credit facility commitment letter dated July 26, 2011, as amended on April 11, 2012, between the Company and the Bank of Nova Scotia.

2.	Consent of Emerson Process Management Regulator Technologies, Inc. pursuant to a distributor agreement dated January 1, 2012 between Dominion Fittings and Emerson Process Management Regulator Technologies, Inc.

3.	Consent of Canadian Property Holdings (Ontario) Inc. pursuant to a lease agreement dated November 8, 2004, as amended on April 17, 2009, between 2725312 Canada Inc. and the Company with respect to 380 Ambassador Drive, Mississauga, Ontario

4.	Consent of PSS Investments II Inc. pursuant to a lease agreement dated December 1, 2010 between Hoopp Realty Inc. and the Company with respect to 1055 Squires Beach Road, Pickering, Ontario.

5.	Consent of 895149 Ontario Inc. pursuant to a lease agreement dated January 27, 2003, as amended effective February 1, 2008, between 895149 Ontario Inc. and the Company with respect to 5 Crockford Boulevard, Toronto, Ontario.

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Schedule I – Term Sheets

for Amended & Restated Related Party Leases

(a)	55/61 Milne Avenue, Scarborough, ON

(b)	44 Milne Avenue, Scarborough, ON

(c)	470 Harrop Drive, Milton, ON

See attached.

I - 1

Terms of Proposed Lease

Landlord: Harry Paulin, Arthur Paulin, Stanley Francis Paulin, Robert John Aitken, Aira Ann Aitken

Tenant: H. Paulin & Co., Limited

Premises: 55 and 61 Milne Avenue as described in the existing lease between the Landlord and the Tenant and 67 Butterworth Avenue, Toronto together with such other land owned by the Landlord that abuts the same unless that abutting land is owned by, or is the subject of another existing lease in favour of, the Tenant

Lease terms: The lease will be on the same terms and conditions as set out in the existing lease between the parties (such lease as more particularly described in the attached schedule) except that notwithstanding anything to the contrary contained in the existing lease, the following will apply:

Initial Term of Lease: two years

Commencement Date: Effective Date (the “Effective Date”) under the Arrangement Agreement dated as of December 17, 2012 to which Tenant is a party (the “Arrangement Agreement”)

Renewal Options: one option to extend for one year at the same rental rate and on the same terms and conditions as apply to the initial term exercisable by Tenant on 90 days’ notice

Minimum Rent: $38,072.00 per month plus HST

Other terms:

1.	Deposit: No deposit is required.

2.	Landlord must give Tenant 60 days’ notice and opportunity to commence to cure any default in Tenant’s maintenance obligations prior to exercising Landlord’s own cure right (if any). The Landlord may enter the premises without written notice in the event of emergency which threatens the structural integrity of the premises to inspect them and make necessary repairs which are its obligation under the lease.

3.	Landlord is responsible for negligence and intentional acts of Landlord, its servants, agents, employees, contractors, invitees and others for whom it is responsible at law and shall indemnify Tenant in respect of same, provided that this does not relieve the Tenant from liability arising as a result of the negligence of the Tenant, its agents, servants, employees, contractors, invitees and others for whom it is responsible at law.

4.	Tenant’s insurance requirements will be to carry and maintain such insurance as it carries and maintains as of the date of the Arrangement Agreement.

5.	Landlord shall deliver to the Tenant immediately upon receipt any bills, notices, correspondence or assessments relating to realty taxes. [Note: for 470 Harrop term sheet only: Section 6(b) of the existing lease regarding taxes and utilities is replaced with the provision at Section 4(b) of the existing lease for 55 and 61 Milne Avenue, as revised by the preceding sentence.]

6.	The provisions in the event of damage and/or destruction of the premises will be those in the existing lease for 44 Milne Avenue amended to provide that an independent qualified individual will make all determinations of fact and opinions required in those provisions, and threshold period for repairs referred to therein will be 120 days rather than 300 days.

7.	Landlord’s consent is not required for installation of trade fixtures unless they affect the structure and Tenant may remove its trade fixtures when not in default and provided that it repairs any damage caused by their removal.

8.	Landlord has no right to terminate the lease upon receipt of Tenant’s notice that it intends to assign or sublet.

9.	The lease will not be amended to be consistent with Landlord’s standard form on an assignment or sublet.

10.	Landlord’s consent to change of control, where required, shall not be unreasonably withheld. Not consent will be required for a change of control resulting from an issuance of shares for listing on a recognized public stock exchange in Canada or the United States or for any change of control as a result of the transfer of shares so listed.

11.	Landlord shall (whether or not the need for the same arose or the work was undertaken prior to or after the Effective Date) pay for and perform at its cost without reimbursement from the Tenant except as provided in paragraphs 12 and 14 below (1) all capital repairs and replacements to the Premises (including without limitation the Structure and all other improvements, buildings, parking areas, loading docks and systems and (other than Tenant’s trade fixtures) equipment including without limitation HVAC equipment), and (2) in addition to capital repairs and replacements to the Structure, all maintenance and non-capital repairs and replacements to the Structure. “Structure” means the roof, foundations, exterior wall assemblies, bearing walls, weather walls, subfloor and structural beams and columns.

12.	If and to the extent the Tenant requests that work described in (a) paragraph 11(1) or (b) (to the extent necessitated as a result of Tenant’s negligence or wrongful willful acts or those of its agents, servants, employees, contractors, invitees and others for whom it is responsible at law, in each case only where such acts or negligence occurred prior to the Effective Date) paragraph 11(2) be completed, then the cost of such work (other than, in the case of (a) above, capital repairs and replacements to the Structure) will be amortized over the useful life of the repair or replacement on a straight line basis and Tenant shall pay as additional rent the portion of such amortized amount that falls within the term (and extension if applicable).

13.	If there is a dispute as to whether work described in paragraph 11 is necessary in order for the Tenant to conduct its business in the manner it is then conducted and without additional cost or expense for the balance of the term and any extension period or to maintain the structural integrity and function of the Premises (“Necessary Work”), the parties agree to submit the dispute for determination by an independent engineer satisfactory to both parties and such engineer’s determination as to whether the work is Necessary Work will be binding and Landlord will pay for and perform such work promptly and with due diligence.

14.	Tenant accepts the premises “as is, where is” as of the date of the Arrangement Agreement except for Necessary Work. Notwithstanding any other provision of the lease, as amended by this term sheet, Tenant is responsible for the cost of repairing any damage to the premises to the extent caused by the Tenant’s negligence or wrongful wilful act and those of its agents, servants, employees, contractors, invitees and others for whom it is responsible at law, in each case only where such acts or negligence occurs from and after the Effective Date.

15.	Landlord is responsible at its cost without reimbursement from the Tenant for: (1) its income tax, capital tax (if any) and large corporations tax, (2) ground rent and payments in respect of debt or financing affecting the premises (3) costs reimbursable by third parties or from insurance proceeds, (4) defense of landlord’s title, (5) penalties and interest for late payment of taxes, (6) costs covered by warranties or due to faulty construction, (7) management fees and (8) compensation and insurance for its employees.

16.	The Tenant shall promptly report any need for repair or replacement to the premises and Structure to the Landlord, but no such report is deemed a request that the repair or replacement be done for purposes of paragraph 12 unless expressly so stated to be such a request.

17.	The Tenant’s maintenance and repair obligation is qualified to except reasonable wear and tear and damage by fire, lightning and tempest, and the premises are to be left at expiry or earlier termination in the condition required to be maintained during the term.

18.	It is not an event of default for the premises merely to become vacant for 5 or more days.

19.	Tenant is not limited to seeking damages as a remedy.

20.	The lease is not and will not be subordinate to any mortgage, trust deed or charge unless the mortgagee, trustee or chargee delivers to Tenant a non-disturbance agreement in form reasonably satisfactory to Tenant.

21.	Tenant does not need an occupancy permit to enter possession.

22.	Note: For the 44 Milne lease only: insert “except as other provided in this lease” at the beginning of the provision in the existing lease titled “Net Lease”. For the 55 and 61 Milne lease only, insert the provision regarding “Net Lease” contained in Section 10 of the existing 470 Harrop lease, subject to the terms and conditions of this term sheet.

23.	Note: For the 470 Harrop lease only: Except to the extent Tenant receives insurance proceeds for the same from insurance policies it maintains or is required to maintain by the lease, Landlord shall indemnify Tenant against all liability, claims, orders, demands, actions and causes of action of any nature whatsoever, and any loss, cost or expense incidental thereto related in any way to: (i) the presence, on or prior to the date hereof, of any volatile organic compounds, including breakdown products, in the soil or groundwater at or under the Premises; and (ii) the migration from the Premises at any time of any volatile organic compounds, including breakdown products, present, on or prior to the date hereof, in the soil or groundwater at or under the Premises.

24.	Note: For the 55 and 61 Milne lease and the 470 Harrop lease: The environmental provisions contained in the June 1, 2000 amending and extension agreement in respect of the 44 Milne existing lease will apply (subject in the case of the 470 Harrop lease to the Landlord’s obligations described in paragraph 21 above).

25.	Note: For 55 and 61 Milne and 470 Harrop leases only: The Tenant has no right of first refusal to purchase the premises.

26.	Note: For 55 and 61 Milne and 470 Harrop leases only: insert Section 6.2 of the 44 Milne existing lease regarding “Sales Taxes”.

Existing lease: The existing lease will be amended and its existing terms and conditions superseded by those set out herein as of and from the Effective Date.

Schedule

Description of Existing Lease

“Existing lease” means an amended and restated lease (the “Original Lease”) between the Landlord and Tenant dated March 14, 1974; as amended by the consent of the Landlord to allow continued to occupy the building after the expiry of the Original Lease 31st day of December, 1989; as amended by a Lease Renewal Proposal dated August 11, 2005 and a pair of Memorandums dated March 3, 2011 extending the term of the Lease to March 31, 2013, on the same terms, conditions, and rate as the Original Lease as amended by the Lease Renewal Proposal.

Terms of Proposed Lease

Landlord: 616120 Ontario Limited

Tenant: H. Paulin & Co., Limited

Premises: 44 Milne Avenue, Toronto

Lease terms: The lease will be on the same terms and conditions as set out in the existing lease between the parties for 44 Milne Avenue (such lease as more particularly described in the attached schedule) except that notwithstanding anything to the contrary contained in the existing lease, the following will apply:

Initial Term of Lease: two years

Commencement Date: Effective Date (the “Effective Date”) under the Arrangement Agreement dated as of December 17, 2012 to which Tenant is a party (the “Arrangement Agreement”)

Renewal Options: one option to extend for one year at the same rental rate and on the same terms and conditions as apply to the initial term exercisable by Tenant on 90 days’ notice

Rentable Area of building: approximately 68,547 square feet

Minimum Rent: $3.70 per square foot per annum being $253,624 annually or $21,135 monthly) plus HST

Other terms:

1.	Deposit: No deposit is required.

2.	Landlord must give Tenant 60 days’ notice and opportunity to commence to cure any default in Tenant’s maintenance obligations prior to exercising Landlord’s own cure right (if any). The Landlord may enter the premises without written notice in the event of emergency which threatens the structural integrity of the premises to inspect them and make necessary repairs which are its obligation under the lease.

3.	Landlord is responsible for negligence and intentional acts of Landlord, its servants, agents, employees, contractors, invitees and others for whom it is responsible at law and shall indemnify Tenant in respect of same, provided that this does not relieve the Tenant from liability arising as a result of the negligence of the Tenant, its agents, servants, employees, contractors, invitees and others for whom it is responsible at law.

4.	Tenant’s insurance requirements will be to carry and maintain such insurance as it carries and maintains as of the date of the Arrangement Agreement.

5.	Landlord shall deliver to the Tenant immediately upon receipt any bills, notices, correspondence or assessments relating to realty taxes. [Note: for 470 Harrop term sheet only: Section 6(b) of the existing lease regarding taxes and utilities is replaced with the provision at Section 4(b) of the existing lease for 55 and 61 Milne Avenue, as revised by the preceding sentence.]

6.	The provisions in the event of damage and/or destruction of the premises will be those in the existing lease for 44 Milne Avenue amended to provide that an independent qualified individual will make all determinations of fact and opinions required in those provisions, and threshold period for repairs referred to therein will be 120 days rather than 300 days.

7.	Landlord’s consent is not required for installation of trade fixtures unless they affect the structure and Tenant may remove its trade fixtures when not in default and provided that it repairs any damage caused by their removal.

8.	Landlord has no right to terminate the lease upon receipt of Tenant’s notice that it intends to assign or sublet.

9.	The lease will not be amended to be consistent with Landlord’s standard form on an assignment or sublet.

10.	Landlord’s consent to change of control, where required, shall not be unreasonably withheld. Not consent will be required for a change of control resulting from an issuance of shares for listing on a recognized public stock exchange in Canada or the United States or for any change of control as a result of the transfer of shares so listed.

11.	Landlord shall (whether or not the need for the same arose or the work was undertaken prior to or after the Effective Date) pay for and perform at its cost without reimbursement from the Tenant except as provided in paragraphs 12 and 14 below (1) all capital repairs and replacements to the Premises (including without limitation the Structure and all other improvements, buildings, parking areas, loading docks and systems and (other than Tenant’s trade fixtures) equipment including without limitation HVAC equipment), and (2) in addition to capital repairs and replacements to the Structure, all maintenance and non-capital repairs and replacements to the Structure. “Structure” means the roof, foundations, exterior wall assemblies, bearing walls, weather walls, subfloor and structural beams and columns.

12.	If and to the extent the Tenant requests that work described in (a) paragraph 11(1) or (b) (to the extent necessitated as a result of Tenant’s negligence or wrongful willful acts or those of its agents, servants, employees, contractors, invitees and others for whom it is responsible at law, in each case only where such acts or negligence occurred prior to the Effective Date) paragraph 11(2) be completed, then the cost of such work (other than, in the case of (a) above, capital repairs and replacements to the Structure) will be amortized over the useful life of the repair or replacement on a straight line basis and Tenant shall pay as additional rent the portion of such amortized amount that falls within the term (and extension if applicable).

13.	If there is a dispute as to whether work described in paragraph 11 is necessary in order for the Tenant to conduct its business in the manner it is then conducted and without additional cost or expense for the balance of the term and any extension period or to maintain the structural integrity and function of the Premises (“Necessary Work”), the parties agree to submit the dispute for determination by an independent engineer satisfactory to both parties and such engineer’s determination as to whether the work is Necessary Work will be binding and Landlord will pay for and perform such work promptly and with due diligence.

14.	Tenant accepts the premises “as is, where is” as of the date of the Arrangement Agreement except for Necessary Work. Notwithstanding any other provision of the lease, as amended by this term sheet, Tenant is responsible for the cost of repairing any damage to the premises to the extent caused by the Tenant’s negligence or wrongful wilful act and those of its agents, servants, employees, contractors, invitees and others for whom it is responsible at law, in each case only where such acts or negligence occurs from and after the Effective Date.

15.	Landlord is responsible at its cost without reimbursement from the Tenant for: (1) its income tax, capital tax (if any) and large corporations tax, (2) ground rent and payments in respect of debt or financing affecting the premises (3) costs reimbursable by third parties or from insurance proceeds, (4) defense of landlord’s title, (5) penalties and interest for late payment of taxes, (6) costs covered by warranties or due to faulty construction, (7) management fees and (8) compensation and insurance for its employees.

16.	The Tenant shall promptly report any need for repair or replacement to the premises and Structure to the Landlord, but no such report is deemed a request that the repair or replacement be done for purposes of paragraph 12 unless expressly so stated to be such a request.

17.	The Tenant’s maintenance and repair obligation is qualified to except reasonable wear and tear and damage by fire, lightning and tempest, and the premises are to be left at expiry or earlier termination in the condition required to be maintained during the term.

18.	It is not an event of default for the premises merely to become vacant for 5 or more days.

19.	Tenant is not limited to seeking damages as a remedy.

20.	The lease is not and will not be subordinate to any mortgage, trust deed or charge unless the mortgagee, trustee or chargee delivers to Tenant a non-disturbance agreement in form reasonably satisfactory to Tenant.

21.	Tenant does not need an occupancy permit to enter possession.

22.	Note: For the 44 Milne lease only: insert “except as other provided in this lease” at the beginning of the provision in the existing lease titled “Net Lease”. For the 55 and 61 Milne lease only, insert the provision regarding “Net Lease” contained in Section 10 of the existing 470 Harrop lease, subject to the terms and conditions of this term sheet.

23.	Note: For the 470 Harrop lease only: Except to the extent Tenant receives insurance proceeds for the same from insurance policies it maintains or is required to maintain by the lease, Landlord shall indemnify Tenant against all liability, claims, orders, demands, actions and causes of action of any nature whatsoever, and any loss, cost or expense incidental thereto related in any way to: (i) the presence, on or prior to the date hereof, of any volatile organic compounds, including breakdown products, in the soil or groundwater at or under the Premises; and (ii) the migration from the Premises at any time of any volatile organic compounds, including breakdown products, present, on or prior to the date hereof, in the soil or groundwater at or under the Premises.

24.	Note: For the 55 and 61 Milne lease and the 470 Harrop lease: The environmental provisions contained in the June 1, 2000 amending and extension agreement in respect of the 44 Milne existing lease will apply (subject in the case of the 470 Harrop lease to the Landlord’s obligations described in paragraph 21 above).

25.	Note: For 55 and 61 Milne and 470 Harrop leases only: The Tenant has no right of first refusal to purchase the premises.

26.	Note: For 55 and 61 Milne and 470 Harrop leases only: insert Section 6.2 of the 44 Milne existing lease regarding “Sales Taxes”.

Existing lease: The existing lease will be amended and its existing terms and conditions superseded by those set out herein as of and from the Effective Date.

Schedule

Description of Existing Lease

“Existing lease” means the lease dated as of June 1, 1985 between Landlord and Tenant, Landlord; as extended for a period of 5 years expiring on May 31, 2000; as amended by a lease amending and extension agreement by which the term was extended for a further period of ten (10) years commencing June 1, 2000 and expiring May 31, 2010; as amended by Landlord’s consent for Tenant to continue to occupy the Premises after May 31, 2010 on the same terms, conditions, and rate; and as amended March 31, 2011 by a pair of memorandums evidencing an agreement to extend the term, as amended, to March 31, 2013, on the same terms, conditions, and rate.

Terms of Proposed Lease

Landlord: 616120 Ontario Limited

Tenant: H. Paulin & Co., Limited

Premises: 470 Harrop Drive, Milton as described in the lease between the parties dated as of February 1, 1999 (the “existing lease”)

Lease terms: The lease will be on the same terms and conditions as set out in the existing lease except that notwithstanding anything to the contrary contained in the existing lease, the following will apply:

Initial Term of Lease: two years

Commencement Date: Effective Date (the “Effective Date”) under the Arrangement Agreement dated as of December 17, 2012 to which Tenant is a party (the “Arrangement Agreement”)

Renewal Options: one option to extend for one year at the same rental rate and on the same terms and conditions as apply to the initial term exercisable by Tenant on 90 days’ notice

Rentable Area of building: approximately 26,500 square feet

Minimum Rent: $4.25 per square foot per annum being $112,625 annually or $9,385.42 monthly, plus HST

Other Terms:

1.	Deposit: No deposit is required.

2.	Landlord must give Tenant 60 days’ notice and opportunity to commence to cure any default in Tenant’s maintenance obligations prior to exercising Landlord’s own cure right (if any). The Landlord may enter the premises without written notice in the event of emergency which threatens the structural integrity of the premises to inspect them and make necessary repairs which are its obligation under the lease.

3.	Landlord is responsible for negligence and intentional acts of Landlord, its servants, agents, employees, contractors, invitees and others for whom it is responsible at law and shall indemnify Tenant in respect of same, provided that this does not relieve the Tenant from liability arising as a result of the negligence of the Tenant, its agents, servants, employees, contractors, invitees and others for whom it is responsible at law.

4.	Tenant’s insurance requirements will be to carry and maintain such insurance as it carries and maintains as of the date of the Arrangement Agreement.

5.	Landlord shall deliver to the Tenant immediately upon receipt any bills, notices, correspondence or assessments relating to realty taxes. [Note: for 470 Harrop term sheet only: Section 6(b) of the existing lease regarding taxes and utilities is replaced with the provision at Section 4(b) of the existing lease for 55 and 61 Milne Avenue, as revised by the preceding sentence.]

6.	The provisions in the event of damage and/or destruction of the premises will be those in the existing lease for 44 Milne Avenue amended to provide that an independent qualified individual will make all determinations of fact and opinions required in those provisions, and threshold period for repairs referred to therein will be 120 days rather than 300 days.

7.	Landlord’s consent is not required for installation of trade fixtures unless they affect the structure and Tenant may remove its trade fixtures when not in default and provided that it repairs any damage caused by their removal.

8.	Landlord has no right to terminate the lease upon receipt of Tenant’s notice that it intends to assign or sublet.

9.	The lease will not be amended to be consistent with Landlord’s standard form on an assignment or sublet.

10.	Landlord’s consent to change of control, where required, shall not be unreasonably withheld. Not consent will be required for a change of control resulting from an issuance of shares for listing on a recognized public stock exchange in Canada or the United States or for any change of control as a result of the transfer of shares so listed.

11.	Landlord shall (whether or not the need for the same arose or the work was undertaken prior to or after the Effective Date) pay for and perform at its cost without reimbursement from the Tenant except as provided in paragraphs 12 and 14 below (1) all capital repairs and replacements to the Premises (including without limitation the Structure and all other improvements, buildings, parking areas, loading docks and systems and (other than Tenant’s trade fixtures) equipment including without limitation HVAC equipment), and (2) in addition to capital repairs and replacements to the Structure, all maintenance and non-capital repairs and replacements to the Structure. “Structure” means the roof, foundations, exterior wall assemblies, bearing walls, weather walls, subfloor and structural beams and columns.

12.	If and to the extent the Tenant requests that work described in (a) paragraph 11(1) or (b) (to the extent necessitated as a result of Tenant’s negligence or wrongful willful acts or those of its agents, servants, employees, contractors, invitees and others for whom it is responsible at law, in each case only where such acts or negligence occurred prior to the Effective Date) paragraph 11(2) be completed, then the cost of such work (other than, in the case of (a) above, capital repairs and replacements to the Structure) will be amortized over the useful life of the repair or replacement on a straight line basis and Tenant shall pay as additional rent the portion of such amortized amount that falls within the term (and extension if applicable).

13.	If there is a dispute as to whether work described in paragraph 11 is necessary in order for the Tenant to conduct its business in the manner it is then conducted and without additional cost or expense for the balance of the term and any extension period or to maintain the structural integrity and function of the Premises (“Necessary Work”), the parties agree to submit the dispute for determination by an independent engineer satisfactory to both parties and such engineer’s determination as to whether the work is Necessary Work will be binding and Landlord will pay for and perform such work promptly and with due diligence.

14.	Tenant accepts the premises “as is, where is” as of the date of the Arrangement Agreement except for Necessary Work. Notwithstanding any other provision of the lease, as amended by this term sheet, Tenant is responsible for the cost of repairing any damage to the premises to the extent caused by the Tenant’s negligence or wrongful wilful act and those of its agents, servants, employees, contractors, invitees and others for whom it is responsible at law, in each case only where such acts or negligence occurs from and after the Effective Date.

15.	Landlord is responsible at its cost without reimbursement from the Tenant for: (1) its income tax, capital tax (if any) and large corporations tax, (2) ground rent and payments in respect of debt or financing affecting the premises (3) costs reimbursable by third parties or from insurance proceeds, (4) defense of landlord’s title, (5) penalties and interest for late payment of taxes, (6) costs covered by warranties or due to faulty construction, (7) management fees and (8) compensation and insurance for its employees.

16.	The Tenant shall promptly report any need for repair or replacement to the premises and Structure to the Landlord, but no such report is deemed a request that the repair or replacement be done for purposes of paragraph 12 unless expressly so stated to be such a request.

17.	The Tenant’s maintenance and repair obligation is qualified to except reasonable wear and tear and damage by fire, lightning and tempest, and the premises are to be left at expiry or earlier termination in the condition required to be maintained during the term.

18.	It is not an event of default for the premises merely to become vacant for 5 or more days.

19.	Tenant is not limited to seeking damages as a remedy.

20.	The lease is not and will not be subordinate to any mortgage, trust deed or charge unless the mortgagee, trustee or chargee delivers to Tenant a non-disturbance agreement in form reasonably satisfactory to Tenant.

21.	Tenant does not need an occupancy permit to enter possession.

22.	Note: For the 44 Milne lease only: insert “except as other provided in this lease” at the beginning of the provision in the existing lease titled “Net Lease”. For the 55 and 61 Milne lease only, insert the provision regarding “Net Lease” contained in Section 10 of the existing 470 Harrop lease, subject to the terms and conditions of this term sheet.

23.	Note: For the 470 Harrop lease only: Except to the extent Tenant receives insurance proceeds for the same from insurance policies it maintains or is required to maintain by the lease, Landlord shall indemnify Tenant against all liability, claims, orders, demands, actions and causes of action of any nature whatsoever, and any loss, cost or expense incidental thereto related in any way to: (i) the presence, on or prior to the date hereof, of any volatile organic compounds, including breakdown products, in the soil or groundwater at or under the Premises; and (ii) the migration from the Premises at any time of any volatile organic compounds, including breakdown products, present, on or prior to the date hereof, in the soil or groundwater at or under the Premises.

24.	Note: For the 55 and 61 Milne lease and the 470 Harrop lease: The environmental provisions contained in the June 1, 2000 amending and extension agreement in respect of the 44 Milne existing lease will apply (subject in the case of the 470 Harrop lease to the Landlord’s obligations described in paragraph 21 above).

25.	Note: For 55 and 61 Milne and 470 Harrop leases only: The Tenant has no right of first refusal to purchase the premises.

26.	Note: For 55 and 61 Milne and 470 Harrop leases only: insert Section 6.2 of the 44 Milne existing lease regarding “Sales Taxes”.

Existing lease: The existing lease will be amended and its existing terms and conditions superseded by those set out herein as of and from the Effective Date.